                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:



[ ]  Preliminary Proxy Statement
[ ]  Confidential, for Use of the Commission Only
     (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Section 240.14a-12


                              LIZ CLAIBORNE, INC
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
      (Name of Person(s) Filing Proxy Statement, if other than Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------

     (2)  Aggregate number of securities to which transaction applies:

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     (3)  Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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     (4)  Proposed maximum aggregate value of transaction:

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     (5)  Total fee paid:

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[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

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     (2)  Form, Schedule or Registration Statement No.:

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     (4)  Date Filed:

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

                           (LIZ CLAIBORNE, INC. LOGO)

                              LIZ CLAIBORNE, INC.
                                 1441 BROADWAY
                            NEW YORK, NEW YORK 10018

                                                                   April 2, 2004

Fellow Stockholders:

It is with great pleasure that I invite you to this year's Annual Meeting of Stockholders, which will be held on Thursday, May 20, 2004, at our offices at One Claiborne Avenue, North Bergen, New Jersey.

The meeting will start at 10:00 a.m., local time.

I appreciate your continued confidence in the Company and look forward to seeing you on May 20.

                                             Sincerely,

                                             /s/ Paul R. Charron

                                             PAUL R. CHARRON
                                             Chairman of the Board
                                             and Chief Executive Officer

                              LIZ CLAIBORNE, INC.

                             ---------------------

                            NOTICE OF ANNUAL MEETING

                                      AND

                                PROXY STATEMENT

                             ---------------------

                         ANNUAL MEETING OF STOCKHOLDERS

                                  MAY 20, 2004

                           (LIZ CLAIBORNE, INC. LOGO)

                              LIZ CLAIBORNE, INC.
                                 1441 BROADWAY
                            NEW YORK, NEW YORK 10018

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

              Meeting Date:         Thursday, May 20, 2004
              Time:                  10:00 a.m., local time
              Place:                  One Claiborne Avenue
                                North Bergen, NJ 07047

PURPOSES OF THE MEETING:

     - To elect four Directors;

     - To ratify the appointment of Deloitte & Touche LLP as the Company's independent auditors for the 2004 fiscal year; and

     - To consider any other appropriate matter brought before the meeting.

WHO MAY ATTEND:

     Only stockholders, persons holding proxies from stockholders, and representatives of the media and financial community may attend the meeting.

WHAT TO BRING:

     If your shares are registered in your name, you do not need to bring anything other than picture identification.

     If, however, your shares are held in the name of a broker, trust, bank, or other nominee, you will also need to bring a proxy or letter from that broker, trust, bank, or nominee that confirms you are the beneficial owner of those shares.

RECORD DATE:

     March 22, 2004 is the record date for the meeting. This means that owners of Liz Claiborne stock at the close of business on that date are entitled to:

     - receive notice of the meeting; and

     - vote at the meeting and any adjournments or postponements of the meeting.

ANNUAL REPORT:

     We have mailed a copy of our annual report for the fiscal year that ended January 3, 2004 to each stockholder of record as of March 22, 2004. The annual report is not part of the proxy solicitation materials.

     YOUR VOTE IS IMPORTANT. PLEASE VOTE YOUR PROXY PROMPTLY SO THAT YOUR SHARES CAN BE REPRESENTED, EVEN IF YOU PLAN TO ATTEND THE ANNUAL MEETING. Please see your proxy card for specific instructions on how to vote. If you need directions to the meeting, please call 201-295-6222.

                                By Order of the Board of Directors,

                                /s/ Nicholas Rubino

                               NICHOLAS RUBINO
                                Vice President - Deputy General
                                Counsel and Secretary
New York, New York
April 2, 2004

                               TABLE OF CONTENTS

Questions and Answers.......................................  1
Proposal 1 -- Election of Directors.........................  4
Corporate Governance and Board Matters......................  7
Director Compensation.......................................  10
Certain Relationships and Related Transactions..............  11
Executive Compensation......................................  12
  Summary Compensation Table................................  12
  Option Grants Table for Fiscal 2003.......................  14
  Aggregated Option Exercises in Fiscal 2003 and Fiscal
     Year-End Option Value Table............................  15
  Long Term Incentive Compensation Table....................  15
  Employment Arrangements...................................  16
  Board Compensation Committee Report on Executive
     Compensation...........................................  18
  Performance Graph.........................................  22
Security Ownership of Certain Beneficial Owners.............  24
Security Ownership of Management............................  26
Audit Committee Report......................................  27
Independent Auditors Fees and Services......................  29
Proposal 2 -- Ratification of the Appointment of the
  Independent Auditors......................................  30
Section 16(a) Beneficial Ownership Reporting Compliance.....  30
Other Matters...............................................  31
Additional Information......................................  31
Exhibit A -- Audit Committee Charter........................  A-1

                           [LIZ CLAIBORNE, INC. LOGO]

                                PROXY STATEMENT

     This Proxy Statement and the accompanying proxy card are being mailed to the stockholders of Liz Claiborne, Inc. (the "Company") beginning April 2, 2004. The Board of Directors is soliciting your proxy to vote your shares of the Company's common stock, par value $1.00 per share (the "Common Stock"), at the Annual Meeting of Stockholders to be held on Thursday, May 20, 2004, and any adjournments or postponements of the meeting (the "Annual Meeting"). We solicit proxies to give all stockholders of record an opportunity to vote on matters that will be presented at the Annual Meeting. In the following pages of this Proxy Statement, you will find information on these matters. This information is provided to assist you in voting your shares.

                             QUESTIONS AND ANSWERS

WHO CAN VOTE?

     You can vote if, as of the close of business on Monday, March 22, 2004, you were a stockholder of record of the Common Stock. The Company is providing notice of the Annual Meeting, a proxy card and the proxy statement to stockholders as of this date.

HOW DO I VOTE BY PROXY?

     You can vote by mailing in the enclosed proxy card. Please see your proxy card or the information your bank, broker, or other holder of record provided to you for more information on voting.

     If you vote by proxy, your shares will be voted at the Annual Meeting in the manner you indicate on your proxy. If you sign your proxy card but do not specify how you want your shares to be voted, they will be voted FOR the election of the nominees named below under the caption "Proposal 1 -- Election of Directors;" FOR the ratification of the appointment of Deloitte & Touche LLP as independent auditors of the Company for the 2004 fiscal year; and in the discretion of the proxies named on the proxy card with respect to any other matters properly brought before the Annual Meeting.

CAN I CHANGE MY VOTE AFTER I RETURN MY PROXY CARD?

     Yes. You can change or revoke your proxy by (i) sending a written notice prior to the Annual Meeting to the Company's Corporate Secretary at the Company's principal executive offices at 1441 Broadway, New York, New York 10018; (ii) submitting a later dated proxy that is timely received; or (iii) voting in person at the Annual Meeting.

CAN I VOTE IN PERSON AT THE ANNUAL MEETING INSTEAD OF VOTING BY PROXY?

     Yes. However, we encourage you to complete and return the enclosed proxy card to ensure that your shares are represented and voted.

     Also, only record or beneficial owners of our Common Stock, or those persons authorized in writing to attend on their behalf, may attend the Annual Meeting in person. Upon arrival at the Annual Meeting, you will be required to present picture identification, such as a driver's license. Beneficial (or "street name") owners may also be asked to provide evidence of stock holdings, such as a recent brokerage account statement.

HOW DO I VOTE MY 401(K) SHARES?

     If you participate in the Liz Claiborne, Inc. 401(k) Savings and Profit Sharing Plan (the "Savings Plan"), your proxy to vote includes shares held for you in your Savings Plan account, and your 401(k) shares will be voted in accordance with your instructions. If you do not provide instructions by May 18, 2004, Fidelity Investments Institutional Operations Company, Inc., the trustee of the Savings Plan, will vote your shares in the same proportion as all Common Stock held under the Savings Plan for which timely instructions are received.

HOW DO I VOTE SHARES HELD IN THE BANK OF NEW YORK BUYDIRECT PLAN (THE "BUYDIRECT PLAN")?

     If you participate in the BuyDIRECT Plan sponsored and administered by The Bank of New York, your proxy to vote shares includes shares held for you through The Bank of New York. If you do not give a proxy, such shares will not be voted. We will mail a proxy and this Proxy Statement to all persons who, according to the records of The Bank of New York, hold shares of Common Stock beneficially in the BuyDIRECT Plan but do not own any other shares of Common Stock.

HOW MANY SHARES ARE ENTITLED TO VOTE?

     As of the close of business on March 22, 2004 (the "Record Date"), there were 111,012,188 shares of the Company's Common Stock issued and outstanding. Each share of Common Stock entitles the record holder thereof to one vote on all matters properly brought before the Annual Meeting. On December 19, 2001, your Board of Directors declared a two-for-one stock split in the form of a stock dividend payable on January 16, 2002 to stockholders of record on December 31, 2001 (the "2002 Stock Split"). All historical information regarding shares of Common Stock and per share amounts in this Proxy Statement has been adjusted to reflect the 2002 Stock Split.

HOW MANY SHARES MUST BE PRESENT TO CONDUCT THE ANNUAL MEETING?

     In order to conduct business at the Annual Meeting, the majority of shares outstanding on the Record Date must be present, in person or by proxy (a "Quorum"). All signed and returned proxy cards will be counted for purposes of determining the presence of a Quorum.

WHAT IS THE REQUIRED VOTE FOR A PROPOSAL TO PASS?

     The election of Directors is determined by a plurality of the votes cast by stockholders entitled to vote. All other proposals require the affirmative vote of a majority of the votes cast on such proposal.

WHAT IS A "BROKER NON-VOTE"?

     Brokers holding shares for beneficial owners must vote those shares according to the specific instructions they receive from the owners. If instructions are not received, brokers may vote the shares in their discretion, depending on the type of proposals involved. "Broker non-votes" result when brokers are precluded by the New York Stock Exchange from exercising their discretion on certain types of proposals. Brokers have discretionary authority to vote on all of the proposals being submitted.

HOW ARE BROKER NON-VOTES TREATED?

     The inspectors of election will treat broker non-votes as shares that are present and entitled to vote for purposes of determining the presence of a Quorum, but not as shares present and voting on a specific proposal, thus having no effect on the outcome of such proposal.

CAN I ABSTAIN FROM VOTING ON A PROPOSAL?

     Abstentions may be specified on all proposals being submitted other than the election of directors.

HOW ARE ABSTENTIONS TREATED?

     The inspectors of election will treat abstentions as shares that are present and entitled to vote for purposes of determining the presence of a Quorum. Abstentions will not be treated as shares present and voting on the proposals set out in this Proxy Statement, and will have no effect on the outcome of such proposals.

WHO PAYS FOR THIS PROXY SOLICITATION?

     We do. In addition, the Company's Directors, officers and employees may, without additional compensation, also solicit proxies by mail, telephone, personal contact, facsimile, or through similar methods.

     We will also reimburse banks, brokers, fiduciaries, and custodians for their costs in forwarding proxy materials to beneficial owners of our stock. Other proxy solicitation expenses that we will pay include those for preparation, mailing, returning and tabulating the proxies.

                                 PROPOSAL 1 --
                             ELECTION OF DIRECTORS

     Your Board of Directors is divided into three classes. The classes are as equal in number as is possible depending on the total number of Directors at any time. The classes generally are arranged so that the terms of the Directors in each class expire at successive annual meetings. This means that, each year, the stockholders elect approximately one-third of the members of the Board of Directors for a three-year term. For a description of the process under which Director nominees, including stockholder recommendations, are considered, and procedures by which stockholders may nominate persons for election as directors, see "Corporate Governance and Board Matters -- Consideration of Director Nominees" below.

     Upon the unanimous recommendation of the Nominating and Governance Committee of the Board, your Board of Directors has nominated Raul J. Fernandez, Mary Kay Haben, Kenneth P. Kopelman and Arthur C. Martinez for election at the Annual Meeting as Directors for terms to expire at the 2007 annual meeting. Each of Messrs. Fernandez, Kopelman and Martinez is a Director whose current term expires at the Annual Meeting. Ms. Haben is a new Director nominee. Ms. Haben was identified as a potential Director nominee by a third-party search firm retained by the Nominating and Governance Committee to assist in a new Director search.

     In making its recommendation, the Nominating and Governance Committee of the Board, composed entirely of independent Directors, evaluated, among other things, each nominee's background and experience, as well other Board membership criteria set out in the Company's Corporate Governance Guidelines (see "Corporate Governance and Board Matters" below). The Nominating and Governance Committee also reviewed and evaluated the performance of each of Messrs. Fernandez, Kopelman and Martinez during their recent tenure with the Board and considered whether each of them was likely to continue to make important contributions to the Board. After consideration and discussion of the Committee's recommendations, the Board determined to nominate each of these individuals for election as Directors. The Board has affirmatively determined that, other than Mr. Kopelman, each of the Director nominees is "independent," as such term is defined under our Corporate Governance Guidelines and the recently adopted New York Stock Exchange Corporate Governance listing standards (the "NYSE Corporate Governance Standards"). See "Corporate Governance and Board Matters -- Board Independence" below.

     We do not know of any reason why any of the nominees will not be available as a candidate. However, should such a situation arise, proxies may be voted for the election of such other persons as a Director as the holders of the proxies, in their discretion, determine.

     Your Board of Directors recommends a vote FOR the election of Raul J. Fernandez, Mary Kay Haben, Kenneth P. Kopelman, and Arthur C. Martinez, as Directors to hold office until the 2007 annual meeting of stockholders and until each of their successors is elected. Unless authority to vote for the election of Directors is withheld, the enclosed proxy will be voted FOR the election of the nominees named below.

NOMINEES FOR ELECTION AS DIRECTORS TO SERVE UNTIL 2007:

     RAUL J. FERNANDEZ -- Mr. Fernandez, 37, has served as a Director of the Company since 2000. Mr. Fernandez is the Chief Executive Officer and Chairman of the Board of Directors of ObjectVideo, Inc. a developer of intelligent video surveillance software for physical security applications. From 2001 to 2002, he served as Chief Executive Officer of Dimension Data North America, an information systems integrator company, and as a director of its parent company, Dimension Data Holdings Plc. Mr. Fernandez previously served as Chairman of the Board, Chief Executive Officer and President of Proxicom, Inc., a publicly-traded Internet development and e-business consulting company he founded in 1991. Mr. Fernandez also serves as Special Advisor to General Atlantic Partners, LLC, a private equity investment firm focused on information technology; the Chairman of the Board of Internosis, Inc., a privately held information technology professional services firm; and is a partner in Lincoln Holdings LLC, which owns the Washington Capitals of the National Hockey League and a significant interest in the Washington Wizards of the National Basketball Association. Mr. Fernandez also serves on a number of not-for-profit company boards, including The Fernandez

Foundation, The Children's Hospital, Best Buddies, Inc., Center City Consortium, Empower America and See Forever Children.

     MARY KAY HABEN -- Ms. Haben, 48, is nominated for election as a Director at the Annual Meeting. Since January 2004, Ms. Haben has been Senior Vice President-Global Convenient Meals & Grocery Sectors of Kraft Foods Inc., a global consumer food products company ("Kraft"). She has served in various executive positions at Kraft since 1979, including as Group Vice President & President-Cheese, Enhancers & Meals (from 2001 until 2004), Group Vice President & President-Kraft Cheese, Mexico & Puerto Rico (from 1999 until 2001) and Executive Vice President & President-Kraft Cheese Division (from 1998 until
1999). Ms. Haben serves on the Board of Directors and the Executive Committee for Junior Achievement, a not-for-profit organization dedicated to helping children succeed in the business world. Ms. Haben also serves on the Board of Directors of the University of Illinois Alumni Association, the Visiting Committee of the University of Michigan Business School, and the Business Advisory Board for the University of Illinois at Urbana-Champaign.

     KENNETH P. KOPELMAN -- Mr. Kopelman, 52, has served as a Director of the Company since 1996. He has been a partner in Kramer Levin Naftalis & Frankel LLP, a New York City law firm that provides certain legal services to the Company, since 1984 and served as the Company's Corporate Secretary from 1991 to 1996. Mr. Kopelman is also a director of Mobius Management Systems, Inc., a computer software company.

     ARTHUR C. MARTINEZ -- Mr. Martinez, 64, has served as a Director of the Company since 2001. Mr. Martinez retired in 2000 as Chairman, President and Chief Executive Officer of Sears, Roebuck and Company, positions he held from 1995. From 1992 to 1995, he served as Chairman and Chief Executive Officer of the former Sears Merchandise Group. Prior to his tenure at Sears, Mr. Martinez served in various capacities at Saks Fifth Avenue ("Saks"), an apparel and related products retailer, and BATUS, Inc., Saks' parent company through 1990, including as Vice Chairman and as Senior Vice President and Chief Financial Officer of Saks. Mr. Martinez is also a director of PepsiCo, Inc., a consumer products company; International Flavors & Fragrances, Inc., a creator and manufacturer of flavor and fragrance products; and Martha Stewart Living OmniMedia, Inc., an integrated content company. Mr. Martinez also serves as a member of the supervisory board of ABN-AMRO Holding, N.V., a Netherlands-based financial institution. Mr. Martinez also serves on a number of not-for-profit company boards, including the National Urban League, Northwestern University, Polytechnic University, Greenwich Hospital, the Chicago Symphony, the Art Institute of Chicago and the Joffrey Ballet.

DIRECTORS WHOSE TERMS EXPIRE IN 2005:

     PAUL R. CHARRON -- Mr. Charron, 61, joined the Company as Vice Chairman and Chief Operating Officer, and became a Director, in 1994. In 1995, Mr. Charron became President (a position he held until October 1996) and Chief Executive Officer of the Company. In 1996, Mr. Charron became Chairman of the Board of the Company. Prior to joining the Company, Mr. Charron served in various executive capacities at VF Corporation, an apparel manufacturer, including Group Vice President and Executive Vice President, from 1988. Mr. Charron also serves as a director of Campbell Soup Company and on a number of not-for-profit company boards, including the National Retail Federation, the American Apparel & Footwear Association, the Fair Labor Association, Vital Voices Global Partnership, and the Partnership for New York.

     KAY KOPLOVITZ -- Ms. Koplovitz, 58, has served as a Director of the Company since 1992. She is currently a principal of Koplovitz & Co. LLC, a media investment firm. From January 2000 to June 2001, Ms. Koplovitz served as Chief Executive Officer of Working Woman Network, a multi-platform media company which filed for liquidation under the Bankruptcy Code in September 2001. Ms. Koplovitz was the founder of USA Networks, an international cable television programming company, and served as its Chairman and Chief Executive Officer from 1977 to 1998. In 2001, Ms. Koplovitz established Boldcap Venture, a venture capital fund of which she is a governing board member. Ms. Koplovitz is also a director of Broadway Television Network, a producer and multi-media distributor of recordings of Broadway shows; Instinet Group, Inc., an electronic brokerage services provider; and Reality Central, a new cable network formed in 2003. Ms. Koplovitz also serves on a number of not-for-profit company boards, including the Central Park Conservancy, the Museum of Television and Radio, the Partnership For New York, Springboard Enterprises and the International Tennis Hall of Fame.

     OLIVER R. SOCKWELL -- Mr. Sockwell, 60, has served as a Director of the Company since December 2002. He retired in 1997 as President and Chief Executive Officer of Construction Loan Insurance Corporation (also known as Connie Lee), a financial guaranty company. Previously, Mr. Sockwell served in various positions with Student Loan Marketing Association (also known as Sallie Mae), including as Executive Vice President Finance, Administration and Planning, from 1984 to 1987. He is also a director of R.R. Donnelley & Sons Company, a provider of printing and related services, and an Executive-In-Residence at the Columbia University Graduate School of Business. Mr. Sockwell also serves on a number of not-for-profit company boards, including Columbia University Graduate School of Business, Management Leadership for Tomorrow, and the Eugene Lang Entrepreneurial Initiative Fund.

     HOWARD SOCOL -- Mr. Socol, 58, was elected a Director of the Company in October 2003. He has been the Chairman, President and Chief Executive Officer of Barneys New York, Inc. since January 2001. Mr. Socol was the Chief Executive Officer of J. Crew Group, Inc., a retailer of women's and men's apparel, shoes and accessories, from February 1998 through January 1999. From 1969 to 1997, Mr. Socol served in various management positions at Burdine's, a division of Federated Department Stores, Inc., becoming President in 1981 and Chairman and Chief Executive Officer in 1984.

DIRECTORS WHOSE TERMS EXPIRE IN 2006:

     BERNARD W. ARONSON -- Mr. Aronson, 57, has served as a Director of the Company since 1998. Mr. Aronson has been Managing Partner of ACON Investments LLC, a private investment vehicle, since 1996. He served as International Advisor to Goldman Sachs & Co. from 1993 to 1996 and as Assistant Secretary of State for Inter-American Affairs from 1989 to 1993. Mr. Aronson also served as Deputy Assistant and Executive Speechwriter to the President of the United States and Special Assistant and Speechwriter to the Vice President of the United States from 1977 to 1981. Mr. Aronson is also a director of Hyatt International Corporation, a hotel operator, and Royal Caribbean Cruises Ltd., a cruise company. Mr. Aronson also serves on a number of not-for-profit company boards, including the Center for Global Development and the National Democratic Institute for International Affairs.

     NANCY J. KARCH -- Ms. Karch, 56, has served as a Director of the Company since 2000. Ms. Karch was a senior partner of McKinsey & Co., an independent consulting firm, from 1988 until her retirement in 2000. She had served in various executive capacities at McKinsey since 1974. Ms. Karch is a member of The McKinsey Advisory Council, and serves as a director of Toys "R" Us, retail merchants; The Gillette Company, a personal products company; and The Corporate Executive Board, a business research company. She is also on the Board and the Executive Committee of the Westchester Land Trust, a not-for-profit organization.

     PAUL E. TIERNEY, JR.   -- Mr. Tierney, 61, has served as a Director of the
Company since 1995. Mr. Tierney is a co-founding Member of Development Capital, LLC, a private investment vehicle formed in 1996, and the General Partner of Aperture Venture Partners, an entity formed in 2002 to invest in healthcare-related securities. From 1978 to 1996, Mr. Tierney served as Managing Director of Gollust, Tierney & Oliver, an investment banking partnership. He serves as a director of UAL Corporation, an air transportation company, and Earth Color, a privately held commercial printing company. Mr. Tierney is also an adjunct professor and Executive-In-Residence at the Columbia University Graduate School of Business. Mr. Tierney also serves on a number of not-for-profit company boards, including the Tierney Family Foundation, Technoserve and St. John's College.

                     CORPORATE GOVERNANCE AND BOARD MATTERS

     CORPORATE GOVERNANCE GUIDELINES. The Company's current Corporate Governance Guidelines address, among other governance items, criteria for selecting Directors and Director duties and responsibilities. A copy of our Corporate Governance Guidelines is available at our website at www.lizclaiborneinc.com.

     BOARD INDEPENDENCE. Under our Corporate Governance Guidelines, a substantial majority of our Board must be "independent," as such term is defined under our Corporate Governance Guidelines and the NYSE Corporate Governance Standards. The Board assesses the independence of our Directors by making a determination, as called for under the NYSE Corporate Governance Standards, whether a Director or any member of her or his immediate family has any material relationship with the Company, either directly or indirectly as a partner, stockholder or officer of an organization that has a relationship with the Company. After considering all relevant facts and circumstances, including each Director's commercial, industrial, banking, consulting, legal, accounting, charitable and familial relationships, including those relationships described under "Certain Relationships and Related Transactions" below, the Board has affirmatively determined that each Director and each Director nominee is "independent" as such term is defined under the NYSE Corporate Governance Standards and our Corporate Governance Guidelines, with the exception of Paul R. Charron, who serves as the Company's Chairman and Chief Executive Officer, and Kenneth P. Kopelman, who is a partner at Kramer Levin Naftalis & Frankel, LLP, a law firm that provides certain legal services to the Company.

     MEETINGS. During the fiscal year ended January 3, 2004, the Board of Directors held seven meetings, and the Committees of the Board held a total of 25 meetings. Each Director attended more than 75% of the meetings held by the Board of Directors and each Committee on which he or she served. Our Corporate Governance Guidelines provide that all Directors are expected to attend the Annual Meeting of Stockholders, except in the event of special circumstances. All of the then current Directors attended our 2003 Annual Meeting of Stockholders.

     Pursuant to our Corporate Governance Guidelines, the Board meets in executive session (without management present) at each regular Board Meeting, and the "independent" Directors meet together at least annually. The Chair of the Nominating and Governance Committee presides at such sessions.

     Our Board reviews strategic issues at Board meetings throughout the year. In addition, the Board formally reviews the Company's strategic plan each year, often at an offsite location and with participation from senior management. For a description of the Board's role in the strategic planning process, see our website at www.lizclaiborneinc.com.

     BOARD COMMITTEES. The Board of Directors has established the four Committees described below. All members of the Nominating and Governance Committee, the Audit Committee and the Compensation Committee are "independent" Directors, as such term is defined in the NYSE Corporate Governance Listing Standards and our Corporate Governance Guidelines.

     Nominating and Governance Committee. The Nominating and Governance Committee is responsible for making recommendations with respect to the nomination by the Board of qualified candidates to serve as Directors of the Company and Board Committee assignments and chair appointments, overseeing the evaluation of the Board, its Committees and senior management, and reviewing and advising the Board on issues of corporate governance (including the Company's Corporate Governance Guidelines) and corporate and social responsibility matters. The Committee's responsibilities are set forth in the Nominating and Governance Committee Charter, a copy of which is available on the Company's website at www.lizclaiborneinc.com. The present members of the Nominating and Governance Committee are Bernard W. Aronson (chair), Nancy J. Karch, Arthur C. Martinez and Howard Socol. The Committee met five times during 2003.

     Audit Committee. The Audit Committee is responsible for assisting the Board in fulfilling its responsibility for oversight of the quality and integrity of the accounting, auditing and financial reporting practices and financial statements of the Company, the independence, qualifications and performance of the Company's independent auditors, the Company's compliance with legal and regulatory requirements, the performance of the Company's internal audit function and the Company's internal audit firm. The Committee is directly responsible for the appointment, compensation, retention, termination and oversight of the independent auditors and reviewing and approving in advance audit engagement fees and all permitted non-audit services and fees. The Committee's responsibilities are set forth in the Audit Committee Charter, a copy of which is attached as Exhibit A to this Proxy Statement and is also available on the Company's website at www.lizclaiborneinc.com. The present members of the Audit Committee are Nancy J. Karch (chair), Kay Koplovitz, Arthur
C. Martinez and Oliver R. Sockwell. The Committee met eight times during 2003.

     All members of the Audit Committee are "independent" within the meaning of the applicable Securities and Exchange Commission (the "S.E.C.") regulations and the NYSE Corporate Governance Standards, as well as the Company's Corporate Governance Guidelines. The Board has further determined that all members of the Audit Committee are "financially literate" under the NYSE Corporate Governance Standards and that Messrs. Martinez and Sockwell each qualifies as an "audit committee financial expert" within the meaning of S.E.C. regulations, with accounting and related financial management expertise within the meaning of the NYSE Corporate Governance Standards.

     Each of Ms. Karch and Mr. Martinez currently serves on more than three public company audit committees. The Board has affirmatively determined that such simultaneous service does not impair either Ms. Karch's or Mr. Martinez's ability to serve effectively as a member of the Company's Audit Committee.

     Compensation Committee. The Compensation Committee determines the goals and objectives for, and makes recommendations to the full Board regarding salary and bonus for, the Chief Executive Officer, approves salaries and bonuses for the other executive officers, makes award decisions regarding equity-based compensation plans, and makes recommendations to the Board and senior management regarding Company compensation programs. The Committee's responsibilities are set forth in the Compensation Committee Charter, a copy of which is available on the Company's website at www.lizclaiborneinc.com. The present members of the Compensation Committee are Raul J. Fernandez (chair), Nancy J. Karch, Kay Koplovitz and Paul E. Tierney, Jr. The Committee met seven times during 2003.

     Finance Committee. The Finance Committee (formerly the Finance and Technology Committee) advises the Board on a variety of corporate finance issues, including the Company's policies regarding dividends, issuances and purchases of securities, capital expenditures, and proposed acquisition and divestiture matters. The Committee's responsibilities are set forth in the Finance Committee Charter, a copy of which is available on the Company's website at www.lizclaiborneinc.com. The present members of the Finance Committee are Bernard W. Aronson, Raul J. Fernandez, Kenneth P. Kopelman, Oliver R. Sockwell and Paul E. Tierney, Jr. (chair). The Committee met five times during 2003.

     CONSIDERATION OF DIRECTOR NOMINEES. Our Nominating and Governance Committee, composed entirely of independent Directors, is responsible for identifying and evaluating our nominees for Director.

     Process for Identifying and Evaluating New Director Candidates. The Committee regularly assesses the appropriate size of the Board and mix of Directors and solicits ongoing input from the Board (including the Chairman) with the goal of identifying and informally approaching possible Director candidates in advance of actual need.

     When an expected or actual need for a new Director is identified, the Committee considers what qualities or skills would be most appropriate; this is informed by the then mix of talent and expertise of sitting Directors, developments (current and anticipated) in the Company's business, the skill set embodied by a departing Director, and other factors. In considering candidates, the Board is committed to maintaining the Company's tradition of inclusion and diversity within the Board. A set of search criteria, including those set forth under "Director Qualifications" below, is then developed by the Committee for discussion with the full Board. During such discussions, our Directors may identify, either directly or through their personal networks, potential candidates meeting one or more of the criteria. The Committee may also engage search firms to identify appropriate candidates; the Committee has sole authority to retain and terminate any search firms and determine their fees and terms of engagement. Potential candidates may also come to the Committee's attention through stockholders and others. Once candidates who meet one or more of the search criteria are identified, the Committee evaluates and discusses the potential Director candidates with the full Board and arranges for meetings with appropriate candidates. The Committee discusses the results of these sessions and other background information and determines whether to make a recommendation to the full Board as to the candidate's nomination. The full Board, after considering the recommendation and report of the Committee, then determines whether to extend the candidate an offer to join.

     Director Qualifications. The Board requires that all Director nominees be able to fulfill a director's fiduciary duties in the best interests of the Company and all of its stockholders. In this spirit, all nominees should meet the criteria listed in our Corporate Governance Guidelines under "Board Membership Criteria," including unquestioned integrity and strength of character, practical and mature judgment, substantial business experience with practical application to the Company's needs, adequate time to devote to service on the Board, no conflicts of interest that would interfere with Board service, and a commitment to having a meaningful long-term equity ownership stake in the Company. The Company also requires that a substantial majority of Directors be independent; that at least three of the independent Directors have the financial literacy necessary for service on the Audit Committee and that at least one of these Directors qualifies as an "audit committee financial expert;" that at least some of the independent Directors have service as a senior executive of a public or substantial private company; and that at least some of the independent Directors have an in-depth familiarity with the apparel and retail industries.

     Process for Evaluating Incumbent Directors. As a general matter, the Committee is of the view that the continued service of qualified incumbents gives the Company the benefit of the familiarity and insight into the Company's affairs that its Directors have accumulated during their tenure, while contributing to the Board's ability to work as a collective body for the benefit of all stockholders. Accordingly, in selecting candidates for nomination at the Annual Meeting of Stockholders, the Committee begins by determining whether the incumbent Directors whose terms expire at the Annual Meeting desire and are qualified to continue their service on the Board. The Committee reviews and evaluates the incumbent's performance during her or his prior term. If the evaluation is favorable, the incumbent continues to satisfy the criteria for Board membership, and the Committee believes the incumbent will continue to make important contributions to the Board, the Committee will, absent special circumstances, nominate the incumbent for reelection as a Director.

     Consideration of Stockholder Recommendations of Candidates for Election as Directors. The Committee will consider recommendations for Director nominations submitted by stockholders. The Committee will evaluate these candidates in the same manner as candidates recommended by other persons, except that the Committee may consider, as one of the factors in its evaluation of stockholder-recommended candidates, the size and duration of the interest of the recommending stockholder or stockholder group in the equity of the Company. A stockholder wishing to recommend to the Committee a candidate for election as Director must submit the recommendation in writing, addressed to the Committee, care of the Company's Corporate Secretary, at the Company's principal executive offices at 1441 Broadway, New York, New York 10018. Each nominating recommendation must be accompanied by the name, age, business and residence address and principal occupation or employment of, and the number of shares of Common Stock beneficially owned by, each recommended nominee, along with such information regarding the nominee as would be required to be disclosed in a proxy statement under S.E.C. regulations, as well as the stockholder or group of stockholders making the recommendation, information concerning any relationships between the recommending stockholder(s) and the proposed nominee, the qualifications of the proposed nominee to serve as a Director, and such other information called for under the section "Procedures for Recommending Director Nominees" on the Company's website at www.lizclaiborneinc.com. The recommendation must also be accompanied by the consent of the proposed nominee to serve if nominated and the agreement of the stockholder and proposed nominee to discuss the proposed nomination with the Committee, if the Committee decides in is discretion to do so.

     In addition, the Company's Certificate of Incorporation provides for a process by which stockholders may make director nominations at the Annual Meeting of Stockholders. See "Stockholder Nominations for Directors" below.

     Stockholder Nominations for Directors. The Company's Certificate of Incorporation provides procedures under which stockholders may nominate persons for election as Directors at the Annual Meeting of Stockholders. Written notice of any nomination must be delivered to the Company's Corporate Secretary at the Company's principal executive offices at 1441 Broadway, New York, New York 10018 not less than 14 days nor more than 50 days prior to the date of the meeting at which Directors are to be elected and must contain the name, age, business and residence address and principal occupation or employment of, and the number of shares of Common Stock beneficially owned by, each nominee.

     COMMUNICATIONS WITH THE BOARD. Stockholders and other interested parties may communicate with the Board, the non-management Directors as a group, any Committee of the Board or any individual member of the Board, including the Chair of the Nominating and Governance Committee, by either writing the Company's Corporate Secretary at 1441 Broadway, New York, New York 10018 or electronically mailing the Company's Corporate Secretary at corporate.secretary@liz.com. All communications will be reviewed by the Company's Corporate Secretary, who will then forward such communications or a summary thereof to the appropriate Directors. Any communication related to accounting, internal controls or auditing matters will be brought promptly to the attention of the Chair of the Audit Committee.

                             DIRECTOR COMPENSATION

     Directors, other than Directors who are Company employees, are compensated for their services. During 2003, Directors received the following compensation:

     - Annual Retainers:

      -- $30,000 for services as a Director, $15,000 of which was in the form of shares of Common Stock (the "Annual Stock Retainer"); all such shares are nontransferable for a period of three years following the applicable award date, subject to exceptions in the case of death or retirement from the Board;

      -- $7,500 (increased to $10,000 in May 2003) for serving as a Committee
         Chair; and

      -- $2,500 for each non-chair Committee member, for each Committee served;

     - Options to purchase 6,000 shares of Common Stock ("Director Options"); Director Options carry terms substantially equivalent to options granted to Company employees under the stockholder-approved Liz Claiborne, Inc. 2000 Stock Incentive Plan: an exercise price equal to the market price on the grant date, a term of ten years, and a vesting schedule of 25% on each of the first and second anniversaries of the grant date, with the remaining 50% vesting on the third anniversary, subject to earlier vesting on a change of control or upon death or retirement from the Board after at least five years of service;

     - $1,000 for each Board meeting and Committee meeting attended;

     - $5,000 allowance for the purchase of Company products (based on retail prices); and

     - Reimbursement for out-of-pocket travel expenses incurred in connection with attendance at Board meetings and Committee meetings.

     In accordance with the foregoing, Annual Stock Retainers were awarded during fiscal year 2003 as follows: on December 30, 2002, 514 shares to each of Mss. Karch and Koplovitz and Messrs. Aronson, Fernandez, Kopelman, Martinez and Tierney; and on October 1, 2003, 107 shares to Mr. Socol.

     Also in accordance with the foregoing, Director Options were granted during fiscal year 2003 as follows: on December 30, 2002, 6,000 Director Options, with an exercise price of $29.15, were granted to each of Mss. Karch and Koplovitz and Messrs. Aronson, Fernandez, Kopelman, Martinez and Tierney, and 4,000 Director Options were granted to Mr. Sockwell; and on October 1, 2003, 1,500 Director Options, with an exercise price of $35.10, were granted to Mr. Socol.

     The Liz Claiborne, Inc. Outside Directors' 1991 Stock Ownership Plan (the "Outside Directors' Plan") enables each non-management Director to elect prior to any calendar year to defer cash and/or Common Stock fees otherwise payable in that and succeeding calendar years. Deferred cash fees are deemed invested in phantom shares of Common Stock or credited with imputed interest at the prime rate plus one percent, whichever the Director specifies at the time of election. Deferred Common Stock fees are deemed invested in phantom shares of Common Stock, with dividends deemed reinvested in additional phantom shares.

     The Company does not provide any retirement benefits to Directors.

     During 2003, as part of its examination of the components of Director compensation, the Nominating and Governance Committee determined to recommend that Director Options be eliminated as a part of ongoing Director compensation packages. In December 2003, upon the recommendation of the Nominating and Governance Committee following its review of market data and other considerations, and in consultation with outside compensation consultants, the Board approved new Director compensation arrangements, outlined below. Under the new arrangements, Directors no longer receive grants of Director Options, and Committee members no longer receive an annual cash retainer for their service as such. Commencing in 2004, non-management Directors receive the following compensation:

     - Annual Retainers:

      -- $125,000 for serving as a Director, with $75,000 payable in the form of Common Stock (the "New Stock Retainer") subject to transfer restrictions discussed below; new Directors receive a pro-rata grant of the New Stock Retainer upon election, based on the number of whole and partial fiscal quarters to be served during the fiscal year of their election; and

      -- $10,000 for serving as a Committee Chair;

     - $1,000 for each Board meeting and Committee meeting attended;

     - $3,600 allowance for the purchase of Company products (based on prices which are net of the usual Company employee discount); and

     - Reimbursement for out-of-pocket travel expenses incurred in connection with attendance at Board meetings and Committee meetings.

The Company's Corporate Governance Guidelines set out the Board's expectation that each Director will over time accumulate a holding of shares of Common Stock having a value equal to three times the annual New Stock Retainer, or $225,000. In addition, notwithstanding a Director's having met such shareholding guideline, New Stock Retainer shares are (subject to an exception for sales made to pay taxes due on the receipt of such shares) non-transferable until the first anniversary of grant, with 25% becoming transferable on each of the first and second anniversaries of the grant date, and the remaining 50% becoming transferable on the third anniversary. Any remaining transfer restrictions lapse one year after Board service ends, or immediately upon death.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     The law firm of Kramer Levin Naftalis & Frankel LLP, of which Kenneth P. Kopelman, a Director of the Company, is a partner, provides certain legal services to the Company. During 2003, the firm was paid approximately $2,350,000 for fees incurred by the Company in connection with such services. This amount represents approximately 1% of such firm's 2003 fee revenue.

     Bradley R. Charron, son of the Company's Chairman and Chief Executive Officer, is employed by the Company at its wholly-owned Mexx Group B.V. subsidiary. During 2003, Mr. Charron received aggregate compensation of $99,614 for his services.

     Since 2001, Barneys New York, Inc., for which Howard Socol, a Director of the Company, serves as Chairman and Chief Executive Officer, has purchased products in the ordinary course of its business from Juicy Couture, Inc., a fashion apparel and accessories company acquired by the Company in April 2003. In 2003, Juicy Couture Inc.'s net sales to Barneys were approximately $1,200,000, representing less than 0.3% of Barneys' revenues for its last completed fiscal year. After consideration, the Board of Directors has affirmatively determined, notwithstanding such relationship, that Mr. Socol is "independent," as such term is defined in the NYSE Corporate Governance Standards and our Corporate Governance Guidelines. See "Corporate Governance and Board Matters -- Board Independence" above.

     The forgoing transactions were effected on an arm's-length basis, with services paid for at fair market value. The Company believes that each of the transactions described above was effected on terms no less favorable to the Company than those that would have been realized in transactions with unaffiliated entities or individuals.

                             EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

     The following table sets forth information concerning the compensation for services in all capacities for the 2003, 2002 and 2001 fiscal years of the Chief Executive Officer and the other four most highly compensated executive officers of the Company as of January 3, 2004 (collectively, the "Named Executive Officers").

                                                                                     LONG TERM COMPENSATION
                                                                                ---------------------------------
                                                                                        AWARDS            PAYOUTS
                                               ANNUAL COMPENSATION(1)           -----------------------   -------
                                       --------------------------------------                SECURITIES
                                                                    OTHER       RESTRICTED   UNDERLYING
                             FISCAL                                 ANNUAL        STOCK       OPTIONS/     LTIP        ALL OTHER
NAME AND PRINCIPAL POSITION   YEAR     SALARY(2)     BONUS(3)    COMPENSATION     AWARDS     SARS(#)(4)   PAYOUTS   COMPENSATION(5)
---------------------------  ------    ----------   ----------   ------------   ----------   ----------   -------   ---------------
Paul R. Charron..........     2003     $1,268,300   $1,700,000     $129,727(6)  $1,804,114(7)  176,481      --        $1,541,857
  Chairman of the Board       2002     $1,220,600   $1,903,179     $ 57,380             --     442,000      --        $1,095,339
  and Chief Executive         2001     $1,180,700   $  957,600     $ 61,580     $2,240,625(8)  300,000      --        $  794,435
  Officer
-----------------------------------------------------------------------------------------------------------------------------------
Angela J. Ahrendts.......     2003     $  717,500   $  475,000           --             --      55,000      --        $   43,150
  Executive Vice President    2002     $  689,600   $  600,000           --             --      45,000      --        $   45,300
                              2001     $  594,000   $  250,000           --     $  998,164(9)   45,000      --        $   38,000
-----------------------------------------------------------------------------------------------------------------------------------
Trudy F. Sullivan(10)....     2003     $  689,600   $  475,000           --     $  562,000(11)  55,000      --        $   49,975
  Executive Vice President    2002     $  639,600   $  600,000           --     $  141,400(12)  42,000      --        $   11,900
                              2001(13) $  191,000   $  180,000           --     $  256,000(14)  30,000      --                --
-----------------------------------------------------------------------------------------------------------------------------------
Robert J. Zane...........     2003     $  445,800   $  225,000           --             --      45,000      --        $   36,150
  Senior Vice President --    2002     $  423,700   $  335,000           --             --      45,000      --        $   33,450
  Manufacturing, Sourcing,    2001     $  389,500   $  175,000           --     $  448,125(8)   50,000      --        $   28,852
  Distribution and
  Logistics
-----------------------------------------------------------------------------------------------------------------------------------
Michael Scarpa...........     2003     $  415,800   $  210,000           --             --      40,000       --       $   27,950
  Senior Vice President --    2002     $  377,900   $  310,000           --             --      40,000       --       $   24,300
  Chief FinancialOfficer      2001     $  325,800   $  150,000           --     $  662,100(15)  34,000       --       $   19,998
-----------------------------------------------------------------------------------------------------------------------------------

---------------

 (1) The Company has concluded that the aggregate amount of perquisites and other personal benefits paid to each of the Named Executive Officers other than Mr. Charron for fiscal 2003 did not exceed the lesser of 10% of each such officer's total annual salary and bonus for such year, or $50,000; such amounts are not included in the table.

 (2) Includes amounts deferred under the unfunded Supplemental Executive Retirement Plan (the "SERP"). In addition, amounts for Mr. Charron include amounts deferred under his unfunded deferred compensation plan established in 1996 (the "UDCP") (see "Employment Arrangements -- Agreements with Paul
     R. Charron" below).
 (3) A description of the Company's bonus arrangements is contained under the caption "Board Compensation Committee Report on Executive Compensation" below (the "Compensation Committee Report").
 (4) For Mr. Charron, (a) fiscal 2002 includes 88,500 premium-priced options subject to an extended vesting condition, granted on March 11, 2002; and
     (b) fiscal 2001 includes 100,000 premium-priced options subject to an extended vesting condition granted on March 15, 2001. The 2003 grants are subject to certain vesting and exercise conditions. See "Employment Arrangements -- Agreements with Paul R. Charron" and "Option Grants Table for Fiscal 2003" below.
 (5) For fiscal 2003, includes (a) profit sharing contributions under the Company's 401K Savings and Profit-Sharing Plan (the "Savings Plan") of $6,000 for each Named Executive Officer; (b) matching contributions under the Savings Plan as follows: Mr. Charron -- $6,000; Ms. Ahrendts -- $3,000; Mr. Scarpa -- $6,000; Ms. Sullivan -- $6,000; and Mr. Zane -- $6,000; (c) the full amount of all premiums paid by the Company for universal life insurance coverage under the Company's supplemental life insurance plan under which each participant is entitled to any cash surrender value under the policy, providing coverage equal to two times annual base salary, as follows: Mr. Charron -- $26,900; Ms.
     Ahrendts -- $3,100; Mr. Scarpa -- $3,000; Ms. Sullivan -- $8,600; and Mr. Zane -- $9,400; (d) amounts accrued under the SERP with respect to services rendered during fiscal 2003, as follows: Mr. Charron -- $64,250; Ms. Ahrendts -- $31,050; Mr. Scarpa -- $12,950; Ms. Sullivan -- $29,375 and Mr.
     Zane -- $14,750; and (e) for Mr. Charron (i) $469,865 accrued as of January 3, 2004, under the UDCP, which amount is equal to 15% of Mr. Charron's salary and bonus for fiscal 2003; and (ii) above-market earnings on all amounts accrued and deferred under the UDCP through January 3, 2004, as calculated pursuant to the terms of the UDCP, in an amount equal to $968,842 (see "Employment Arrangements -- Agreements with Paul R. Charron" below).

 (6) Includes $41,851 representing reimbursement of certain transportation expenses, $39,963 representing the value of certain professional services, and $32,332 representing reimbursement of certain tax obligations pursuant to Mr. Charron's employment arrangements.

 (7) Represents the value (based on the closing price of the Common Stock on November 3, 2003, the grant date) of 48,892 shares of restricted stock issued under the stockholder approved Liz Claiborne, Inc. 2002 Stock Incentive Plan (the "2002 Stock Incentive Plan") pursuant to Mr. Charron's employment agreement. See "Employment Arrangements -- Agreements with Paul
     R. Charron" and the Compensation Committee Report below. As of January 3, 2004, all of these shares remained restricted, with an approximate value of $1,709,753 (based on the closing price of our Common Stock on January 2, 2004).

 (8) Represents the value (based on the closing price of the Common Stock on January 16, 2001, the grant date) of the following shares of restricted stock issued pursuant to the Company's Executive Leadership Team Shares Program ("ELT Shares") under the stockholder approved Liz Claiborne, Inc. 2000 Stock Incentive Plan (the "2000 Stock Incentive Plan"), described in the Compensation Committee Report below: Mr. Charron -- 100,000 ELT Shares; and Mr. Zane -- 20,000 ELT Shares. All such ELT Shares vested on December 31, 2003. See the Compensation Committee Report below.

 (9) Represents the value (based on the closing price of the Common Stock on January 15, 2001, the grant date) of 24,966 shares of restricted Key Associate Performance Shares issued under the 2000 Stock Incentive Plan, which restricted shares are subject to restrictions on transfer and risk of forfeiture until earned by continued service and vest as follows: 20% on each of the third, fourth and fifth anniversaries of the grant date, and the remaining 40% on the sixth anniversary, with acceleration of vesting upon the achievement of pre-established financial and non-financial goals (the "KAP Shares"), and the value (based on the closing price of the Common Stock on January 16, 2001, the grant date) of 20,000 restricted ELT Shares. All of the ELT shares vested on December 31, 2003. On January 3, 2004, all of the KAP Shares remained restricted with a value of $873,061 (based on the closing price of the Common Stock on January 2, 2004). All of the KAP Shares vested on March 11, 2004. See the Compensation Committee Report below.

(10) Ms. Sullivan joined the Company in August 2001.

(11) Represents the value (based on the closing price of the Common Stock on March 12, 2003, the grant date) of 20,000 KAP Shares. On January 3, 2004, all of the KAP Shares remained restricted with a value of $873,061 (based on the closing price of the Common Stock on January 2, 2004).

(12) Represents the value (based on the closing price of the Common Stock on March 11, 2002, the grant date) of 5,000 restricted ELT Shares. All of the ELT shares vested on December 31, 2003. See the Compensation Committee Report below.

(13) Reflects a partial year, including any guaranteed bonus payments.

(14) Represents the value (based on the closing price of the Common Stock on August 30, 2001, the grant date) of 10,000 restricted ELT Shares. All of the ELT shares vested on December 31, 2003. See the Compensation Committee Report below.

(15) Represents the value (based on the closing price of the Common Stock on January 16, 2001, the grant date) of 16,000 restricted ELT Shares and the value (based on the closing price of the Common Stock on May 17, 2001, the grant date) of 12,000 KAP Shares. All of the ELT shares vested on December 31, 2003. On January 3, 2004, all of the KAP Shares remained restricted with a value of $349,800 (based on the closing price of the Common Stock on December 27, 2002). All of the KAP Shares vested on March 11, 2004. See the Compensation Committee Report below.

OPTION GRANTS TABLE FOR FISCAL 2003

     The following table sets forth additional information concerning stock option grants made during fiscal 2003 to the Named Executive Officers. In accordance with Securities and Exchange Commission ("S.E.C.") disclosure rules, the hypothetical gains, or "option spreads," for each option grant are shown based on compound annual rates of stock price appreciation of 5% and 10% from the grant date to the expiration date. The assumed rates of growth are prescribed by the S.E.C. and are for illustration purposes only; they are not intended to predict future stock prices, which will depend upon market conditions and the Company's future performance and prospects. All options were issued under the 2002 Stock Incentive Plan at an exercise price equal to the market price on the grant date. The Company has not granted any stock appreciation rights.

                                       INDIVIDUAL GRANTS(1)(2)
                       --------------------------------------------------------    POTENTIAL REALIZABLE VALUE
                       NUMBER OF                                                   AT ASSUMED ANNUAL RATES OF
                       SECURITIES   % OF TOTAL OPTIONS                            STOCK PRICE APPRECIATION FOR
                       UNDERLYING       GRANTED TO       EXERCISE                        OPTION TERM(3)
                        OPTIONS        EMPLOYEES IN        PRICE     EXPIRATION   -----------------------------
NAME                   GRANTED(#)     FISCAL 2003(4)     ($/SHARE)      DATE          5%($)          10%($)
----                   ----------   ------------------   ---------   ----------   -------------   -------------
Paul R. Charron......   143,000(5)        4.25%           $28.10      3/12/2013    $2,526,810      $6,403,540
                         33,481(5)           1%           $36.90      11/3/2013    $  776,759      $1,968,682
---------------------------------------------------------------------------------------------------------------
Angela J. Ahrendts...    55,000           1.63%           $28.10      3/12/2013    $  971,850      $2,462,900
---------------------------------------------------------------------------------------------------------------
Trudy F. Sullivan....    55,000           1.63%           $28.10      3/12/2013    $  971,850      $2,462,900
---------------------------------------------------------------------------------------------------------------
Robert J. Zane.......    45,000           1.34%           $28.10      3/12/2013    $  795,150      $2,015,100
---------------------------------------------------------------------------------------------------------------
Michael Scarpa.......    40,000           1.19%           $28.10      3/12/2013    $  706,800      $1,791,200
---------------------------------------------------------------------------------------------------------------

---------------

(1) Except as set forth in footnote (5) below with respect to grants to Mr. Charron, options become exercisable in three annual installments with 25% becoming exercisable on each of the first and second anniversaries of the grant date and 50% on the third anniversary, subject to earlier vesting upon a change in control or approved retirement. A "change in control" occurs if:
    (i) any person acquires 25% or more of (a) the outstanding shares of Common Stock or (b) the combined voting power of the Company's then outstanding voting securities entitled to vote generally in the election of directors;
    (ii) if the incumbent board as of December 18, 2003 (the "Incumbent Board") ceases to constitute a majority of the Board, without the approval of two-thirds of the Incumbent Board; (iii) consummation of a reorganization, merger or consolidation of the Company, subject to certain exceptions; (iv) sale of all or substantially all of the assets of the Company, subject to certain exceptions; and (v) the stockholders approve a complete liquidation or sale of the Company.

(2) The table does not include stock option grants made on March 4, 2004, at an exercise price of $37.24, with the following shares of Common Stock underlying such grants: Mr. Charron -- 180,132 shares; Ms.
    Ahrendts -- 45,000 shares; Ms. Sullivan -- 45,000 shares; Mr. Zane -- 27,000 shares; and Mr. Scarpa -- 25,000 shares.

(3) Assumes that the stock price on the grant date ($28.10 on March 12, 2003 and $36.90 on November 3, 2003) has grown, as indicated, at (a) 5% per annum over the term of the option to $45.77 and $60.10, respectively, or (b) at 10% per annum over the term of the option to $72.88 and $95.70, respectively.

(4) In fiscal 2003 the Company granted options to purchase an aggregate of 3,364,981 shares to 710 individuals. All grants were made at exercise prices equal to the market price on the grant date.

(5) These options provide for a vesting schedule as described in Note 1 above, except that these options will vest in full upon the death or disability of Mr. Charron at any time prior to the termination of his employment and all of the options that remain unvested as of the date of Mr. Charron's termination of employment on or after December 31, 2006 shall become immediately vested upon such date and be exercisable for the three years following such date. In the event that Mr. Charron's employment is terminated by the Company without "cause" or by Mr. Charron for "good reason" (as such terms are defined under Mr. Charron's employment agreement), Mr. Charron shall have one year after the date of such termination to exercise options vested as of such date. In addition, shares of Common Stock acquired pursuant to the exercise of these options are subject to certain restrictions on sale and transferability through December 31, 2008. The options granted on November 3, 2003 were granted pursuant to Mr. Charron's employment agreement, which was amended in November 2003. See the Compensation Committee Report and "Employment Arrangements -- Agreements with Paul R. Charron" below.

AGGREGATED OPTION EXERCISES IN FISCAL 2003 AND FISCAL YEAR-END OPTION VALUE
TABLE

     The following table provides information concerning all exercises of stock options during fiscal 2003 by the Named Executive Officers and the fiscal year-end value of unexercised options on an aggregated basis. The Company has not granted any stock appreciation rights:

                                                          NUMBER OF SECURITIES           VALUE OF UNEXERCISED
                           NUMBER OF                     UNDERLYING UNEXERCISED          IN-THE-MONEY OPTIONS
                            SHARES                     OPTIONS AT JANUARY 3, 2004        AT JANUARY 3, 2004(1)
                          ACQUIRED ON     VALUE      ------------------------------   ---------------------------
NAME                       EXERCISE      REALIZED    EXERCISABLE    UNEXERCISABLE     EXERCISABLE   UNEXERCISABLE
----                      -----------   ----------   -----------   ----------------   -----------   -------------
Paul R. Charron.........    254,000     $4,207,175     538,375         730,106        $6,150,126     $4,906,339
-----------------------------------------------------------------------------------------------------------------
Angela J. Ahrendts......     43,500     $  753,795      40,750         115,750        $  483,462     $1,021,827
-----------------------------------------------------------------------------------------------------------------
Trudy F. Sullivan.......     25,500     $  224,025           0         101,500        $        0     $  802,845
-----------------------------------------------------------------------------------------------------------------
Robert J. Zane..........     43,750     $  564,907           0         103,750        $        0     $  928,000
-----------------------------------------------------------------------------------------------------------------
Michael Scarpa..........     19,750     $  341,733      30,000          87,000        $  355,071     $  759,280
-----------------------------------------------------------------------------------------------------------------

---------------

(1) Options are "in-the-money" as of January 3, 2004 to the extent that the market price of the Common Stock (based on the closing price of the Common Stock on January 2, 2004 of $34.97) exceeded the exercise price of such options.

LONG TERM INCENTIVE COMPENSATION TABLE

     The following table shows awards of long term incentive compensation made during fiscal 2003 pursuant to the employment agreement between the Company and our Chief Executive Officer.

                                                                       ESTIMATED FUTURE PAYOUTS UNDER NON-
                                  NUMBER OF        PERFORMANCE OR           STOCK PRICE-BASED PLAN(S)
                                SHARES, UNITS    OTHER PERIOD UNTIL   -------------------------------------
                                  OR OTHER         MATURATION OR       THRESHOLD       TARGET      MAXIMUM
NAME                            RIGHTS(#)(1)           PAYOUT             (#)          (#)(2)        (#)
----                            -------------    ------------------   -----------     ---------   ---------
Paul R. Charron...............     202,644(3)      1/1/03-12/31/05       29,383(4)     101,322     202,644
                                   202,644(5)      1/1/03-12/31/05       50,661(6)     101,322     202,644
-----------------------------------------------------------------------------------------------------------

---------------

(1) Representing Performance Share awards made to Mr. Charron under a Performance Share Agreement entered into between Mr. Charron and Liz Claiborne, Inc. on November 3, 2003, issued pursuant to the terms of Mr. Charron's amended employment agreement. Under the terms of the Performance Share Agreement, provided he is employed by the Company on December 31, 2005, Mr. Charron will earn shares of Common Stock if, and to the extent, certain pre-established financial performance goals relative to total shareholder return and earnings per share growth are met for the three-year performance period January 1, 2003 through December 31, 2005. If Mr. Charron's employment terminates before December 31, 2005 due to his death or disability or after a change in control, Mr. Charron will be entitled to a pro-rated number of shares based on the achievement of the performance goals. The award comprises two components with different performance goals, under each of which a maximum of 202,644 shares may be earned. Performance Share awards with a target payment of 204,910 shares and a maximum payment of 409,820 shares made on March 4, 2004 are not included in this total because the award did not occur in fiscal 2003. For additional information on Mr. Charron's Performance Shares Awards, see the Compensation Committee Report and "Employment Arrangements -- Agreements with Paul R. Charron" below.

(2) Reflecting the number of shares Mr. Charron would receive based upon achievement of target levels of performance, which shares had a value of $7,000,000 as of the November 3, 2003 award date.

(3) Reflecting the maximum number of shares which may be earned based on the Company's compound annual growth rate for earnings per share during the performance period. For lesser rates of earnings per share growth, the actual the number of shares earned may be reduced, including to 0 shares.

(4) Reflecting the shares Mr. Charron would receive if the Company's compound annual growth rate for earnings per share during the performance period is 7%. No shares will be awarded for lesser earnings per share growth rate.

(5) Reflecting the maximum number of shares which may be earned based on the Company's share price performance, measured against the Peer Group (as defined in the Performance Graph below).

(6) Reflecting the shares Mr. Charron would receive if the Company's share price performance were at the 50th percentile when measured against the Peer Group. No shares will be awarded for a lesser level of achievement.

EMPLOYMENT ARRANGEMENTS

     AGREEMENTS WITH PAUL R. CHARRON. In November 2003, the Company entered into an amended employment agreement with Paul R. Charron. This agreement amended and restated Mr. Charron's previous employment arrangements with the Company, some of which were scheduled to expire in 2004. The new agreement provides for Mr. Charron to continue to serve as the Company's Chairman and Chief Executive Officer through the conclusion of the agreement's term on December 31, 2006. The agreement provides Mr. Charron with an annual base salary of $1,500,000 (with no provision for annual increases), and an annual target bonus of one times base salary (with a maximum bonus opportunity of two times base salary) subject to performance goals established annually by the Compensation Committee. If Mr. Charron serves through December 31, 2004, or if his employment is earlier terminated by the Company other than for "cause" or by Mr. Charron for "good reason" (both as defined in the agreement), he will become entitled to receive a $500,000 retention bonus, which will be paid after Mr. Charron terminates employment. If Mr. Charron serves through December 31, 2006, or if his employment is earlier terminated by the Company other than for cause or by Mr. Charron for good reason, the Company will continue to provide Mr. Charron and his family health benefits through his 65th birthday. The agreement also provides that if Mr. Charron's employment is terminated prior to December 31, 2006, either by the Company other than for cause or by him for good reason, Mr. Charron shall receive a severance payment of two times his annual base salary. The agreement provides that while employed by the Company and for 18 months thereafter, Mr. Charron will neither compete with the Company nor solicit Company employees and customers.

     The agreement provides for annual stock option grants to Mr. Charron for each of 2003, 2004, 2005, and 2006 with an approximate value of $1,750,000 on the date of grant (based on the Black-Scholes method of valuation and accounting for risk of forfeiture). As Mr. Charron had previously been granted options in March 2003, the agreement provided for an additional grant to be made in November 2003 with an approximate value equal to the difference between $1,750,000 and the value of the option grant in March 2003. The stock option grants shall have terms and conditions substantially similar to option grants made to other executives, provided that such options will vest in full upon Mr. Charron's death or disability, and further provided that if Mr. Charron remains employed with the Company until December 31, 2006, all unvested option grants shall become fully vested and exercisable on such date, and Mr. Charron shall have three years following termination of employment to exercise the options. In addition, if Mr. Charron's employment is terminated prior to December 31, 2006 by the Company other than for cause or by Mr. Charron for good reason, options that were vested and exercisable as of such date shall be exercisable for one year thereafter. Mr. Charron is required to retain 75% of any "net shares" (shares acquired minus any shares used to satisfy tax withholdings and the option exercise price) derived from any such exercise through December 31, 2007, with half of such retained shares being eligible for sale on or after December 31, 2007 and the remaining half being eligible for sale on or after December 31, 2008. With respect to net shares acquired upon exercise after December 31, 2007 and prior to December 31, 2008, Mr. Charron is required to retain 37.5% of such net shares until December 31, 2008.

     The amended agreement also provides for annual restricted stock grants to Mr. Charron for each of 2003, 2004, 2005, and 2006, in each case having an approximate value of $1,750,000 on the date of grant. The 2003 grant shall vest in full on the first anniversary of grant. Each other grant of restricted shares shall vest in three equal installments on each of the first three anniversaries of grant, provided that if Mr. Charron remains employed with the Company until December 31, 2006, or if his employment is earlier terminated due to death or disability, such grants shall vest in full. Mr. Charron is required to retain 75% of any net shares (other than shares granted pursuant to the 2003 grant) that vest prior to December 31, 2007 until such date, with half of the retained net shares being eligible for sale on or after December 31, 2007 and the remaining half eligible for sale on or after December 31, 2008.

     Mr. Charron is also entitled to receive two performance share grants -- one covering the Company's 2003-2005 performance cycle and the other covering the Company's 2004-2006 cycle -- each having a target value of $7,000,000 on the date of grant. The actual performance share payment will vary between zero and 200% of target, depending on the Company's total shareholder return relative to the Peer Group and on its compound earnings growth. Mr. Charron becomes fully vested in the 2003 performance share grant if he remains employed with the Company until December 31, 2005; provided that the distribution of such shares will be deferred until Mr. Charron's termination of employment. Mr. Charron becomes fully vested in the 2004 performance share grant if he remains employed with the Company until December 31, 2006. If Mr. Charron's employment is terminated during any performance period due to death or disability, Mr. Charron shall be as of such date fully vested in the right to receive a pro rata portion of the granted performance shares. Mr. Charron is required to retain 75% of any net shares earned for the 2004-2006 cycle until December 31, 2007, with half of the retained net shares being eligible for sale on or after December 31, 2007 and the remaining half eligible for sale on or after December 31, 2008.

     The Company established an unfunded deferred compensation plan for Mr. Charron in 1996, the terms of which were amended in 2001 and 2003 (the "UDCP"). Under the UDCP, the Company established two unfunded bookkeeping accounts: a Retirement Income Account and a Deferred Salary Account. As of December 29, 1996 (the first day of the Company's 1997 fiscal year) and as of the first day of each subsequent fiscal year, the Deferred Salary Account is credited with an amount equal to the portion of Mr. Charron's base salary for such fiscal year that exceeds $1 million (and is therefore deferred pursuant to his employment agreement), which is fully vested at all times. As of December 31, 1995 (the first day of the Company's 1996 fiscal year) and as of the first day of each of the subsequent fiscal years through the 2005 fiscal year, the Retirement Income Account is credited with an amount equal to 15% of the sum of Mr. Charron's base salary for such fiscal year and his cash bonus (if any) for the immediately preceding fiscal year. As of December 28, 1996 (the last day of the Company's 1996 fiscal year) and as of the last day of each subsequent fiscal year, each of the Retirement Income and Deferred Salary Accounts is credited with an amount equal to the balance standing credited thereto on the first day of such fiscal year multiplied by an imputed earnings rate. Pursuant to the amendments to Mr. Charron's arrangements, for the 2004 fiscal year, the imputed earnings rate will be the greater of (i) the Company's after-tax rate of return on average capital (as defined in the UDCP) for such fiscal year and (ii) the 10-year U.S. Treasury rate at the first day of such year (the "10 Year U.S. Treasury Rate"); thereafter, the imputed earnings rate will be the 10 Year U.S. Treasury Rate at the first day of the applicable fiscal year.

     Upon cessation for any reason of Mr. Charron's full-time employment as Chairman and Chief Executive Officer, he (or his beneficiary) will be entitled to receive the amount credited to the Deferred Salary Account (which is fully vested at all times), plus the amount credited to the Retirement Income Account to the extent vested, plus, in each case, imputed earnings. The then-current amount of the Retirement Income Account becomes fully vested at the end of the 2004 fiscal year, provided Mr. Charron is then employed full-time by the Company; vesting is accelerated upon a termination of employment prior to the end of the 2004 fiscal year due to death, disability, termination without cause, termination for good reason, or certain qualifying terminations in connection with a change of control (as defined in the UDCP). Amounts credited to the Retirement Income Account in 2005 and 2006 become fully vested on December 31, 2006, provided Mr. Charron is then employed full-time as Chairman and Chief Executive Officer of the Company; vesting of those amounts is accelerated upon a termination of employment prior to December 31, 2006 due to death, disability, or certain qualifying terminations in connection with a change of control. Notwithstanding the foregoing, pursuant to the amendments to Mr. Charron's arrangements, the amount that can be paid to Mr. Charron from the Retirement Income Account is capped at (x) $13 million minus (y) the sum of (i) the present value (as of the date of payment of the Retirement Income Account) of the Company-provided component of Mr. Charron's benefit under the Company's supplemental executive retirement plan and (ii) the amount of imputed earnings credited to the Deferred Salary Account beyond the interest that would have been earned based on the 10 Year Treasury Rate for the applicable periods. As of January 3, 2004, the amount credited to the UDCP was approximately $14,755,961, with $8,243,158 credited to the Deferred Salary Account and $6,512,803 credited to the Retirement Income Account.

     In January 2001, the Company entered into a change in control severance agreement with Mr. Charron; the agreement was amended in November 2003. The agreement provides that in the event that within three years of a change in control of the Company (as defined in the amended agreement) Mr. Charron's employment is terminated by the Company other than for cause or by him for certain specified reasons, Mr. Charron shall be entitled to receive, in lieu of any other cash severance payment, including any payment under Mr. Charron's employment agreement, a lump sum payment equal to three times his average base salary and bonuses for the three years preceding such termination or resignation, a pro-rata bonus for the year in which termination occurs, accelerated vesting of Mr. Charron's balances under the Company's SERP and the UDCP, and continued health and welfare benefits for three years. In the event that the payment and benefits to be received by Mr. Charron in such circumstances are in excess of 105% of the amount that would trigger "golden parachute" excise taxes under the Internal Revenue Code, the Company would be required to pay Mr. Charron such additional amounts as may be necessary to place him in the same after tax position as if the payments or benefits had not been subject to such excise tax. Mr. Charron's new employment agreement provides that the term of the severance agreement will be concurrent with the term of the new employment agreement, and will expire on December 31, 2006.

     ARRANGEMENTS WITH ANGELA J. AHRENDTS AND TRUDY F. SULLIVAN. The Company has severance agreements with each of Ms. Ahrendts and Ms. Sullivan providing that in the event that within three years of a change in control of the Company (as defined in the agreement) the employee's employment is terminated by the Company other than for cause or by the employee for certain specified reasons, the employee shall be entitled to receive, in lieu of any other cash severance payment, a lump sum payment equal to two times the employee's then current annual base salary, an amount equal to the average annual bonus for the three fiscal years preceding such termination or resignation, a pro-rata bonus for the year in which termination occurs, accelerated vesting of the employee's balances under the Company's SERP, and continued health and welfare benefits for two years. In the event that the payment and benefits to be received by the employee in such circumstances are in excess of 105% of the amount that would trigger "golden parachute" excise taxes under the Internal Revenue Code, the Company is required to pay the employee such additional amounts as may be necessary to place the employee in the same after tax position as if the payments or benefits had not been subject to such excise tax.

BOARD COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The Compensation Committee of the Company's Board of Directors, which is composed of independent Directors (the "Committee"), assists the Board in carrying out its responsibilities relating to the compensation of the Company's executives. The Committee has overall responsibility for approving and evaluating executive compensation and benefit plans, policies and programs of the Company, including administering the Amended and Restated Liz Claiborne
Section 162(m) Cash Bonus Plan approved by stockholders at the 2002 Annual Meeting (the "Section 162(m) Plan") and the Company's stock incentive plans. The Committee has adopted a written charter, the most current version of which was approved and adopted by the Board in March 2004. A copy of the charter is available at the Company's website at www.lizclaiborneinc.com.

     The Committee is composed of the four Directors listed below. The Board has determined that each of the Committee's members is independent under the NYSE Corporate Governance Standards, as well as the Company's Corporate Governance Guidelines. All Committee determinations intended to comply with Section 162(m) of the Internal Revenue Code (the "Code") are made by at least two Committee members who qualify as "outside directors" under Section 162(m) of the Code.

     OVERVIEW. The Company adopted its "pay for performance" executive compensation program (the "Program") in 1995. In making its 2003 determinations, the Committee sought to continue the "pay for performance" approach inherent in the Program, while providing Company executives with a highly competitive total compensation opportunity through a balancing of rewards based on short-term performance (measured by annual business unit and corporate results) with rewards based on long-term performance (measured principally by stock price appreciation over time).

     The Program components are base salary, an annual incentive bonus, and long-term incentives encompassing stock option grants and restricted stock grants to certain executives. Base pay is generally set within a range comparable to the competitive median, while the annual incentive bonus (if targets are achieved) and long-term incentive components provide performance-based opportunities which may result in rewards significantly higher than the competitive median. In assessing competitive compensation levels, the Committee, assisted by executive compensation consultants, examines prevailing compensation practices and pay levels among the Company's competitors, including companies in the Peer Group referred to under the Performance Graph below, as well as a number of other companies which, in the Committee's view, compete with the Company for executive talent. These competitors may include companies in related industries, such as retailing, as well as non-public companies.

     The annual incentive cash bonus plan applies to all salaried employees, except participants in the Section 162(m) Plan, and emphasizes the annual achievement of objectively measurable goals. Quantitatively measurable performance targets which attempt to best measure the implementation of each business unit's critical business strategies are set annually. For executives in corporate departments which serve a number of operating divisions, a portion of the annual bonus amount is determined by the performance of the operating divisions served and overall corporate performance. The long-term performance component of the Program rewards executives for the collective success of all business units, as measured by stock price appreciation, using both an absolute standard (i.e., increase in the Company's share price, rewarded through stock options) and a relative-to-industry peer group performance standard (i.e., through the restricted share programs described below).

2003 COMPENSATION

     CASH COMPENSATION. Salary. Salary adjustments are typically made annually, under the same increase guideline that applies to all salaried employees. The guideline for 2003 was 3.5%; this level has been adopted for 2004 as well.

     INCENTIVE CASH BONUSES. Section 162(m) Plan. The 2003 bonuses for Mr. Charron and Mss. Ahrendts and Sullivan were determined under the Section 162(m) Plan; they were the only Section 162(m) participants in 2003. As required pursuant to the Code and the Section 162(m) Plan, the Committee establishes, in advance, quantitatively measurable objective performance goals for each participant and the maximum bonus potentially payable under the Plan to such participant. For fiscal 2003, the Committee established under the Plan two objective earnings-based goals, relating to earnings per share and return on invested capital. The Committee also set in advance the maximum bonus payable based on the Company's levels of achievement against these goals. In addition, the Committee established a number of individual goals; to the extent that the Committee determined that such individual goals were not fully achieved, the maximum bonus otherwise determined under the objective Plan formula could be reduced in the discretion of the Committee. In addition, the Committee retains absolute discretion to reduce the actual bonuses paid below such maximum levels to the extent that it considers appropriate.

     Under the Section 162(m) Plan, the maximum bonus payable to any participant is capped at $5.0 million. Although the Committee intends to seek to structure the compensation arrangements for executive officers in a manner that will generally avoid the deduction limitation imposed by Section 162(m) of the Code, the Committee and the Board continue to strongly believe that it is important and necessary that the Committee continue to have the right, in the exercise of its business judgment, to provide arrangements from time to time that may not qualify under Section 162(m) if such arrangements are, in the Committee's view, in the best interests of the Company and its stockholders, and the Committee expressly retains that right.

     Cash Incentive Bonus Plan. Under the cash incentive bonus plan, all other salaried employees, including the Named Executive Officers not participating in the Section 162(m) Plan, were eligible to receive a bonus for 2003 based upon
(i) where applicable, the achievement of targeted levels of divisional direct operating profit and/or departmental performance considerations; and (ii) a combination of earnings per share and return on invested capital achievement as measured against pre-established targets. Business unit performance against target during 2003 resulted in payouts under the divisional component of the bonus program ranging from 0% to 200% of divisional target bonus amounts. The 2003 bonus awards to the Named Executive Officers not participating in the
Section 162(m) Plan were based upon corporate and departmental achievement against goals, and reflect the Committee's assessment of the level and quality of individual business initiatives and achievements (taking into account the evaluations and recommendations of the CEO).

     Share Compensation. The Company provides equity-based compensation to its executives under its stock option and restricted share programs administered by the Committee under the stockholder-approved Liz Claiborne, Inc. 2000 Stock Incentive Plan and the stockholder-approved Liz Claiborne, Inc. 2002 Stock Incentive Plan (collectively, the "Plan"). For a discussion of equity-based compensation payable to the CEO under his employment arrangements with the Company, see "Employment Arrangements -- Agreements with Paul R. Charron" above and in this report under "CEO Compensation" below.

     Executive Leadership Team Shares. In January 2001, the Committee adopted a restricted share ("Executive Leadership Team Shares" or "ELT Shares") program under the Plan. The ELT Share program was generally modeled on the Company's Transformation Share program adopted in 1998 and its Career Share Program adopted in 1995. The Company awarded 754,000 shares of restricted stock under the ELT Share program to a group of 100 Company executives. The scope of the participant group and the size of the individual grants (for individuals other than the CEO) were recommended by the CEO, based on guidelines derived from market data, and approved by the Committee. The near-term incentive value of ELT Shares derived in large part from the Company's ability to produce stockholder returns in excess of those of an industry peer group (the "ELT Share Peer Group") comprised of 24 public company competitors selected by the Compensation Committee in January 2001 from within the apparel, retail and related fields (see "Performance Graph" below). The ELT Shares were to vest on January 16, 2007, subject to accelerated vesting in the event certain performance targets were reached. In light of the fact that the Company's total stockholder return (share appreciation plus reinvestment of any dividends: "TSR") performance ranked above the 50th percentile of the TSR of the companies comprising the ELT Share Peer Group, the ELT Shares vested on December 31, 2003. An aggregate of 17 of the Company's executives, including the Named Executive Officers, may not sell or otherwise transfer (other than to pay related taxes) vested ELT Shares unless they continue to own, directly or indirectly, Company shares having a value at least equal to annual base salary; all other ELT Share recipients are expected to accumulate a lesser, yet significant, equity ownership position in Company shares.

     Growth Shares. During 2003, in light of the anticipated performance-related accelerated vesting of the ELT Shares, the Committee adopted a new restricted share ("Growth Shares" or "G-Shares") program under the Plan. The G-Share program was modeled on the Company's ELT Share program. In January 2004, the Committee made an initial award of 710,000 shares of restricted shares under the G-Share program to a group of 125 Company executives, including all of the Company's executive officers other than Mr. Charron. The scope of the participant group and the size of the individual grants were recommended by the CEO, based on guidelines derived from market data, and approved by the Committee. The near-term incentive value of G-Shares derives in large part from the Company's ability to produce stockholder returns in excess of those of an industry peer group (the "Peer Group") comprised of 21 public company competitors selected by the Committee from within the apparel, retail and related fields (see "Performance Graph" below). G-Shares, which are subject to restrictions on transfer and risk of forfeiture until earned by continued service, will not vest until January 19, 2010 unless certain performance targets, which accelerate vesting, are reached. Thus, restrictions on G-Shares will lapse on an accelerated basis if, during the period commencing with January 4, 2004 and ending on December 30, 2006 or any subsequent fiscal quarter-end of the Company, the Company's TSR performance ranks at or above the 50th percentile of the TSR of the companies comprising the Peer Group. An aggregate of 19 Company executives, including the Named Executive Officers, may not sell or otherwise transfer (other than to pay related taxes) vested G-Shares unless they continue to own, directly or indirectly, Company shares having a value at least equal to their annual base salary; all other G-Share recipients are expected to accumulate a lesser, yet significant, equity ownership position in Company shares. Vesting of G-Shares will be accelerated upon a change of control that results in Company shares no longer being quoted on an established market.

     Other Restricted Share Grants. From time to time, the Committee, on the recommendation of the CEO, will grant restricted shares to key executives under the Company's stockholder-approved stock incentive plans. Executives are generally selected based upon their impact on the business and their strategic importance and potential for contributions to the near-term and long-term success of the Company. To date, the Committee has granted an aggregate of 221,966 of such restricted shares ("Key Associate Performance Shares" or "KAP Shares") to 11 key Company executives, including Angela Ahrendts, Trudy Sullivan and Michael Scarpa.

     KAP Shares vest over six years, with 20% vesting on each of the third, fourth and fifth anniversary of grant, and 40% vesting on the sixth anniversary of grant. Vesting can be accelerated in part or in full on the third anniversary of grant based on the Committee's determination after consultation with the CEO of the level of achievement against pre-established individual financial and non-financial goals established for the executive for such period. Vesting may also be accelerated in the event of a change in control or the death, disability or retirement of the executive. Executives receiving KAP Shares may not sell or otherwise transfer (other than to pay related taxes) vested KAP Shares unless they continue to own, directly or indirectly, Company shares having a value at least equal to their annual base salary.

     In March 2004, the Committee approved the vesting of an aggregate of 72,966 KAP Shares previously issued to five executives.

     Stock Options. The Company has a long-standing policy of granting stock options to a substantial number of employees as a way of establishing a long-term incentive compensation component that emphasizes the importance of increasing stockholder value. Annual grants are typically made to executive officers and other participating employees in March of each year. See "Option Grants Table for Fiscal 2003" and related footnotes above. Individual grants (other than for the CEO) are recommended by the CEO and approved by the Committee. Grants to the CEO are made pursuant to the CEO's employment agreement. See "Employment Arrangements -- Agreements with Paul R. Charron" above and in this report under "CEO Compensation" below.

  CEO COMPENSATION. Mr. Charron's salary and certain other benefits are set pursuant to the Company's multi-year arrangements with him described under "Employment Arrangements -- Agreements with Paul R. Charron" above, which were amended in 2003. The Committee consulted extensively in 2003 with executive compensation consultants and independent legal counsel in connection with the design and implementation of Mr. Charron's amended compensation arrangements. The amendments to Mr. Charron's arrangements reflected the Committee's objectives to retain Mr. Charron beyond 2004 (which, prior to the amendments, had been the scheduled expiration date for a number of Mr. Charron's arrangements) at least through December 31, 2006, recognize Mr. Charron's performance within the industry, and provide for compensation elements that would be sensitive to Company performance, thereby continuing to align Mr. Charron's interests with those of the Company's stockholders. The Committee believes that Mr. Charron has done an outstanding job stewarding the Company during his tenure as Chairman and Chief Executive Officer, especially under the challenging market conditions of the past several years, and is pleased that his amended employment agreement provides for a term that does not expire until the end of 2006.

     The details of Mr. Charron's amended arrangements, including annual base salary, annual incentive cash bonus, equity-based compensation, new share retention requirements and the continuation of Mr. Charron's unfunded deferred compensation plan (subject to a change in interest crediting and a cap on the level of Company-provided benefits under the plan) are set forth under "Employment Arrangements -- Agreements with Paul R. Charron" above. These amended arrangements continue our practice of offering Mr. Charron target compensation at approximately the 75th percentile of the compensation received by his peers at comparable companies; his actual compensation is highly sensitive to Company performance, ranging from pay significantly below market for below average performance to pay well above the 75th percentile for a corresponding level of Company performance. A significant change in the overall structure of Mr. Charron's arrangements was shifting the emphasis of the long-term incentive component of his program from options to performance and restricted shares, which the Committee believes are more performance demanding than options and more likely to promote retention. In addition, of particular significance to the Committee are that Mr. Charron's compensation program primarily consists of awards whose value is directly linked to the performance of the Company's stock and to the Company's earnings, that many benefits under Mr. Charron's arrangements are contingent on his continuing to serve as Chairman and CEO of the Company, at the pleasure of the Board, through various dates through the end of 2006, and that Mr. Charron is required to retain many of the Company shares he acquires pursuant to his amended compensation package through December 31, 2008. These aspects of Mr. Charron's arrangements ensure that he will retain a highly significant personal financial interest in the long-term success of the Company

     For 2003, the Committee set under the Section 162(m) Plan certain corporate earnings per share and return on invested capital goals, with the Company's level of achievement against such goals determining Mr. Charron's maximum bonus opportunity in respect of 2003. In addition, a number of individual goals (including goals related to growth strategies, new operating models, and organizational development) were established. Based upon a review of the achievement against these goals, the Committee determined to award Mr. Charron a bonus of $1,700,000. In making its determination, the Committee considered Mr. Charron's recommendation that, in light of the reduced level of 2003 bonuses being awarded to Company employees, his 2003 bonus be set at a number less than the maximum that would have been allowed for under the Section 162(m) Plan.

     In addition, as required under the terms of his amended employment arrangements, the Company awarded Mr. Charron the following equity grants: (i) in November 2003, the Committee granted Mr. Charron options to acquire 33,481 shares of Common Stock, 48,892 restricted shares (which vest on the first anniversary of grant), and performance shares with a target payout of 202,644 Company shares and a maximum payout of 405,288 Company shares; and (ii) in March 2004, options to acquire 180,132 shares (concurrent with option grants to employees); 49,847 restricted shares, and performance shares with a target payout of 204,910 Company shares and a maximum payout of 409,820 Company shares. As previously discussed, many of the shares of Common Stock that Mr. Charron may receive pursuant to these grants are subject to certain share retention requirements through the end of 2008. See "Employment Arrangements -- Agreements with Paul R. Charron" above.

                                          RAUL J. FERNANDEZ (Chair)
                                          NANCY J. KARCH
                                          KAY KOPLOVITZ
                                          PAUL E. TIERNEY, JR.

The foregoing Board Compensation Committee Report on Executive Compensation and the following performance graph do not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Company filing under the Securities Exchange Act of 1934, except to the extent the Company specifically incorporates this Report or the performance graph by reference therein.

PERFORMANCE GRAPH

     The line graph below compares the cumulative total stockholder return on the Company's Common Stock over a 5-year period with the return on (i) the Standard & Poor's 500 Stock Index ("S&P 500 Index"); (ii) an index comprised of the Company and the following 24 competitors comprising the peer group (the "ELT Share Peer Group") for the ELT Share program: Ann Taylor Stores Corporation; Donna Karan

International, Inc. (which was acquired by LVMH Moet Hennessy Louis Vuitton Inc. in December 2001); The Gap, Inc.; Gucci Group N.V.; Guess, Inc.; Haggar Corp; Hartmarx Corporation; Jones Apparel Group, Inc.; Kellwood Company; The Limited, Inc.; McNaughton Apparel Group, Inc. (which was acquired by Jones Apparel Group, Inc. in July 2001); Nautica Enterprises, Inc. (which was acquired by VF Corporation in August 2003); Oshkosh B' Gosh, Inc.; Oxford Industries, Inc.; Philips Van-Heusen Corporation; Polo Ralph Lauren Corporation; Quiksilver, Inc.; Russell Corporation; The Talbot's, Inc.; Tarrant Apparel Group, Inc.; Tommy Hilfiger Corporation; Tropical Sportswear, Inc.; VF Corporation; and The Warnaco Group, Inc.; and (iii) an index comprised of the Company and the following 21 competitors comprising the peer group (the "Peer Group") for the Growth Share program (note that the Peer Group is comprised of those companies of the ELT Share Peer Group that continued to be publicly traded in January 2004): Ann Taylor Stores Corporation; The Gap, Inc.; Gucci Group N.V.; Guess, Inc.; Haggar Corp; Hartmarx Corporation; Jones Apparel Group, Inc.; Kellwood Company; The Limited, Inc.; Oshkosh B' Gosh, Inc.; Oxford Industries, Inc.; Philips Van-Heusen Corporation; Polo Ralph Lauren Corporation; Quiksilver, Inc.; Russell Corporation; The Talbot's, Inc.; Tarrant Apparel Group, Inc.; Tommy Hilfiger Corporation; Tropical Sportswear, Inc.; VF Corporation; and The Warnaco Group, Inc. Returns for companies in the ELT Share Peer Group that have been acquired are reflected in the graph below through the end of the year prior to the year of such acquisition.

     In accordance with S.E.C. disclosure rules, the measurements are indexed to a value of $100 at December 31, 1998 (the last trading day before the beginning of the Company's 1999 fiscal year) and assume that all dividends were reinvested.

                                                                    [LINE GRAPH]

--------------------------------------------------------------------------------------------------------------------------------
                              1998             1999              2000             2001              2002             2003
--------------------------------------------------------------------------------------------------------------------------------
 Liz Claiborne, Inc....       100             120.74            135.09           163.06            192.31           232.33
 S&P 500 Index.........       100             121.04            110.02            98.75             75.69            97.59
 ELT Share Peer
   Group...............       100             122.20             90.37            76.13             75.71            99.51
 Peer Group............       100             122.67             90.14            75.80             75.47            99.20

                SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

     The following table sets forth certain information concerning any person who, to the knowledge of the Company, beneficially owns more than 5% of the outstanding shares of the Company's Common Stock.

                                                             AMOUNT AND    PERCENTAGE OF
                                                             NATURE OF      OUTSTANDING
                                                             BENEFICIAL       COMMON
NAME AND ADDRESS OF BENEFICIAL OWNER                         OWNERSHIP         STOCK
------------------------------------                         ----------    -------------
FMR Corp(1)................................................  16,825,938         15.4%
Edward C. Johnson, 3rd
Abigail P. Johnson
Fidelity Management & Research Company
82 Devonshire Street
Boston, Massachusetts 02109
AXA Assurances I.A.R.D. Mutuelle(2)........................   7,282,094          6.7%
AXA Assurances vie Mutuelle
AXA Courtage Assurance Mutuelle
26 rue Louis le Grand
75002 Paris, France
AXA
25 Avenue Matignon
75008 Paris, France
AXA Financial, Inc.
1290 Avenue of the Americas
New York, New York 10104

---------------

(1) Based upon information as of December 31, 2003, contained in an Amendment to
    Schedule 13G, dated February 17, 2004, filed with the S.E.C. by FMR Corp. ("FMR"), Edward C. Johnson 3rd, Abigail P. Johnson, and Fidelity Management & Research Company ("Fidelity"). According to the Schedule 13G, the shares of Common Stock listed include: (i) 15,742,110 shares beneficially owned by Fidelity, a wholly owned subsidiary of FMR and a registered investment advisor, as a result of acting as investment advisor to several registered investment companies; (ii) 1,052,702 shares beneficially owned by Fidelity Management Trust Company, a wholly owned subsidiary of FMR ("FMT"), as a result of FMT serving as investment manager for certain institutional accounts; (iii) 30,100 shares beneficially owned by Fidelity International Limited, a Bermuda joint stock company which acts as an investment adviser ("FIL"); and (iv) 1,026 shares beneficially owned by Strategic Advisers, Inc., a wholly-owned subsidiary of FMR which provides investment advisory services to individuals. According to the Schedule 13G, Mr. Johnson and FMR each has sole power to dispose of the shares beneficially owned by Fidelity, and neither FMR nor Mr. Johnson has the sole power to vote or direct the voting of the shares beneficially owned by Fidelity, which power resides with the funds' Board of Trustees. Fidelity carries out the voting of the shares under written guidelines established by the funds' Board of Trustees. Mr. Johnson and FMR, through its control of FMT, each has sole dispositive power over the shares beneficially owned by FMT, and sole power to vote or to direct the voting of 1,016,902 of such shares and no power to vote or to direct the voting of 35,800 of such shares. According to the Schedule 13G, FIL operates as an entity independent of FMR and Fidelity. A partnership controlled by Mr. Johnson and members of his family own 39.89% of the voting rights of FIL. Mr. Johnson is the Chairman of FIL. According to the Schedule 13G, investment decisions of FIL are made independently of FMR, and FMR and FIL claim that they are not acting as a "group" for purposes of Section 13(d) under the Securities Exchange Act of 1934, as amended, and the shares held by FIL were included in the Schedule 13G on a voluntary basis. FIL has sole power to vote and dispose of the shares of Common Stock it beneficially owns.

(2) Based upon information as of December 31, 2003, contained in an Amendment to
    Schedule 13G dated February 10, 2004, filed with the S.E.C. by AXA Assurances I.A.R.D. Mutuelle, AXA Assurances Vie Mutuelle, AXA Courtage Assurance Mutuelle (collectively, the "Mutuelles AXA"), AXA, and AXA

    Financial, Inc. ("AXA Financial"). The Schedule 13G was filed by AXA Financial; AXA, which owns AXA Financial; and the Mutuelles AXA, which as a group control AXA, in the Mutuelles AXA's capacity, as a group, acting as a parent holding company with respect to the holdings of the following AXA entity or entities: (i) in AXA's capacity as a parent holding company with respect to the holdings of the following AXA entity or entities: AXA Konzern AG (Germany) and AXA Rosenberg Investment Management LLC; and (ii) in AXA Financial's capacity as a parent holding company with respect to the holdings of its subsidiaries Alliance Capital Management L.P., and The Equitable Life Assurance Society of the United States (the "AXA Financial Subsidiaries"). According to the Schedule 13G, each of the AXA Financial Subsidiaries operates under independent management and makes independent voting and investment decisions. Furthermore, each of the Mutuelle AXA, as a group, and AXA have expressly declared that the filing of the Schedule 13G shall not be construed as an admission that it is, for purposes of Section 13(d) of the Exchange Act, the beneficial owner of any securities covered by the Schedule 13G. Furthermore, according to the Schedule 13G, AXA Konzern AG (Germany) beneficially owns 58,100 shares of Common Stock, AXA Rosenberg Investment Management LLC beneficially owns 809,309 shares of Common Stock, Alliance Capital Management L.P. beneficially owns 5,987,129 shares of Common Stock and The Equitable Life Assurance Society of the United States beneficially owns 3,000 shares of Common Stock. Each of the AXA Financial Subsidiaries has declared that the shares were acquired solely for investment purposes.

                        SECURITY OWNERSHIP OF MANAGEMENT

     The following table sets forth, as of March 26, 2004, the number of shares of Common Stock (the Company's only voting security) beneficially owned by each Director, each Director nominee, each of the Named Executive Officers, and by all Directors, Director nominees and the executive officers of the Company as a group.

                                                               AMOUNT AND
                                                               NATURE OF
                                                               BENEFICIAL      PERCENT
NAME OF BENEFICIAL OWNER                                      OWNERSHIP(1)   OF CLASS(2)
------------------------                                      ------------   -----------
Paul R. Charron(3)..........................................   1,148,585        1.03
Bernard W. Aronson(4)(5)....................................      23,909           *
Raul J. Fernandez(5)(6).....................................      23,450           *
Mary Kay Haben..............................................           0           *
Nancy J. Karch(5)(7)........................................      19,722           *
Kenneth P. Kopelman(5)(8)...................................      28,544           *
Kay Koplovitz(5)(8).........................................      28,596           *
Arthur C. Martinez (5)(9)...................................      16,332           *
Oliver R. Sockwell (5)(10)..................................       6,025           *
Howard Socol(5).............................................       2,169           *
Paul E. Tierney, Jr.(5)(8)..................................      59,316           *
Angela J. Ahrendts(11)......................................     171,015           *
Michael Scarpa(12)..........................................     115,704           *
Trudy F. Sullivan(13).......................................      81,727           *
Robert J. Zane(14)..........................................      31,950           *
All Directors and executive officers as a group (17
  persons)(15)..............................................   1,948,270        1.75

---------------

  *  Less than 1%

 (1) Except as otherwise indicated below, the persons listed have advised the Company that they have sole voting power and sole investment power with respect to the securities indicated as owned by them. The amounts indicated assume the exercise of all stock options held by Directors and executive officers under the Company's stock option plans which are exercisable within 60 days of March 26, 2004 ("Exercisable Options").

 (2) Based on 111,012,188 shares outstanding as of March 22, 2004, plus shares issuable upon the exercise of exercisable options as noted.

 (3) Includes (a) 38,910 shares held in a grantor annuity trust over which Mr. Charron's wife serves as sole trustee, (b) 862,500 shares issuable upon the exercise of Exercisable Options, and (c) 98,739 other restricted shares. Does not include Performance Share award grants made in November 2003 and March 2004 as no shares have been earned under such awards as of March 26, 2004. See "Executive Compensation -- Long Term Incentive Compensation Table" and "Employment Arrangements -- Agreements with Paul R. Charron" above.

 (4) Includes 17,500 shares issuable upon the exercise of Exercisable Options.

 (5) Includes shares awarded under the outside directors' compensation program, receipt of which has been deferred under the Outside Directors' Plan as follows: Mr. Aronson: 5,674 shares; Mr. Fernandez: 4,500 shares; Ms. Karch:
     4,722 shares; Mr. Kopelman: 1,031 shares; Ms. Koplovitz: 7,096 shares; Mr.
     Martinez: 3,818 shares; Mr. Sockwell: 2,525 shares; Mr. Socol: 2,169 shares; and Mr. Tierney: 7,096 shares.

 (6) Includes 6,000 shares issuable upon the exercise of Exercisable Options.

 (7) Includes 13,500 shares issuable upon the exercise of Exercisable Options.

 (8) Includes 21,500 shares issuable upon the exercise of Exercisable Options.

 (9) Includes 10,500 shares issuable upon the exercise of Exercisable Options.

(10) Includes 1,500 shares issuable upon the exercise of Exercisable Options.

(11) Includes 92,750 shares issuable upon the exercise of Exercisable Options, 30,000 restricted Growth Shares, and 17,000 restricted KAP Shares.

(12) Includes 67,000 shares issuable upon the exercise of Exercisable Options, 18,000 restricted Growth Shares and 11,500 restricted KAP Shares.

(13) Includes 24,250 shares issuable upon the exercise of Exercisable Options, 30,000 restricted Growth Shares and 20,000 restricted KAP Shares.

(14) Includes 18,000 restricted Growth Shares.

(15) Includes 1,258,375 shares issuable upon the exercise of Exercisable Options, 312,239 restricted shares, including KAP Shares and Growth Shares, issued under the Company's stock incentive plans, and other shares indicated as included in the foregoing footnotes.

                             AUDIT COMMITTEE REPORT

     The Audit Committee of the Board of Directors assists the Board in fulfilling its responsibility for oversight of the quality and integrity of the Company's accounting, auditing and financial reporting practices and financial statements; the independence, qualifications and performance of the Company's independent auditors; the Company's compliance with legal and regulatory requirements; and the performance of the Company's internal audit function and internal audit firm. The Committee is directly responsible for the appointment, compensation, retention, termination and oversight of the work of the independent auditors and any other accounting firm engaged for the purpose of preparing an audit report or performing other audit, review or attest services for the Company (including resolution of disagreements between management and the independent auditors regarding financial reporting) for the purpose of preparing its audit report or related work.

     The Audit Committee is composed of the four directors listed below. The Board has determined that all members of the Audit Committee are "independent" within the meaning of the applicable S.E.C. regulations and the NYSE Corporate Governance Standards, as well as the Company's Corporate Governance Guidelines. The Board has further determined that all members of the Audit Committee are "financially literate" under the NYSE Corporate Governance Standards and that Messrs. Martinez and Sockwell each qualifies as an "audit committee financial expert" within the meaning of S.E.C. regulations, with accounting and related financial management expertise within the meaning of the NYSE Corporate Governance Standards. The Committee operates under a written charter adopted by the Board of Directors (the "Charter"). The Committee reviews and reassesses the Charter annually, and recommends any proposed changes to the full Board for approval. A copy of the Charter, as updated by the Board in March 2004, is attached to this Proxy Statement as Exhibit A.

     Management is primarily responsible for the Company's financial reporting process, including maintaining the system of internal controls, and the preparation of the Company's consolidated financial statements in accordance with generally accepted accounting principles, as well as the objectivity and integrity of such statements. The Company's independent auditors are responsible for auditing those financial statements, expressing an opinion based on their audit as to whether, in all material respects, the statements are presented in conformity with generally accepted accounting principles, testing the effectiveness of the Company's internal controls and discussing with the Committee any issues the auditors believe should be raised with the Committee. The Committee actively monitors and reviews these processes and financial statements. In carrying out its duties, the Committee relies in part on the information provided to it, and on the representations made to it, by management and the independent auditors, as well as by the Company's internal auditors and outside advisors.

     The Committee met with Deloitte & Touche LLP, the Company's independent auditors, with and without management present, to review and discuss the overall scope and plans for the audit of the Company's consolidated financial statements for the fiscal year ended January 3, 2004 and the results of such audit, including the independent auditors' evaluations of the Company's internal controls and the overall quality of the Company's financial reporting. Management represented to the Committee that the Company's financial statements were prepared in accordance with generally accepted accounting principles. The Committee reviewed and discussed the Company's auditing and accounting principles and procedures and the Company's financial statements presentation with management and the independent auditors, including a review of any significant financial reporting issues and the selection, application and disclosure of the Company's accounting policies, including policies for which management is required to exercise discretion or judgment regarding implementation. These discussions included consideration of the quality, not just the acceptability, of the accounting principles utilized, the reasonableness of significant accounting judgments and the clarity of disclosure in the Company's financial statements. The Committee also discussed with management and the independent auditors the process used to support the certifications of the Company's Chairman and Chief Executive Officer and Chief Financial Officer required under the rules of the Securities and Exchange Commission and the Sarbanes-Oxley Act of 2002 to accompany the Company's periodic filings with the Securities and Exchange Commission. The Committee also reviewed and discussed such other matters as it deemed appropriate, including other provisions of the Sarbanes-Oxley Act of 2002 and matters adopted or proposed to be adopted by the Securities and Exchange Commission and the New York Stock Exchange.

     The Committee also discussed and reviewed with the independent auditors all communications required under generally accepted accounting principles, including the matters required to be discussed by the independent auditors with the Committee under Statement on Auditing Standards No. 61, as amended (Communication with Audit Committees).

     In addition, the Company's independent auditors provided to the Committee a formal written statement describing all relationships between the independent auditors and the Company that might bear on the auditors' independence as required by Independence Standards Board Standard No. 1, as amended (Independence Discussions with Audit Committees). The Committee reviewed and discussed with the independent auditors any matters that may impact the independent auditors' objectivity and independence from the Company and management, including the auditors' provision of non-audit services to the Company. Nothing came to the Committee's attention as a result of its review of the auditors' statement or its discussions with the independent auditors that would indicate that the independent auditors lacked such objectivity or independence.

     The Committee also met with PricewaterhouseCoopers LLP, the Company's internal auditors, with and without management present, to review the internal audit plan, as well as reports on audit projects and internal financial controls.

     Based upon the Committee's receipt and review of the various materials and assurances described above and its discussions with management and the independent auditors, the Committee recommended to the Board of Directors that the Company's audited consolidated financial statements for the fiscal year ended January 3, 2004 be included in the Company's Annual Report on Form 10-K for such fiscal year to be filed with the Securities and Exchange Commission. The Board approved such recommendation.

     The Committee has appointed Deloitte & Touche LLP as the Company's independent auditors for the 2004 fiscal year. While the Committee has sole authority to appoint the independent auditors, the Company has recommended to the Board that the Company continue its longstanding practice of requesting that stockholders ratify the appointment.

                                          NANCY J. KARCH (chair)
                                          KAY KOPLOVITZ
                                          ARTHUR C. MARTINEZ
                                          OLIVER R. SOCKWELL

The foregoing Audit Committee Report does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Company filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent the Company specifically incorporates this Report by reference therein.

                     INDEPENDENT AUDITORS FEES AND SERVICES

     The aggregate fees billed by Deloitte & Touche LLP, the Company's independent auditors ("Deloitte & Touche") for professional services rendered in connection with such firm's audit of the Company's fiscal 2003 and fiscal 2002 financial statements, including the review of the financial statements included in the Company's Quarterly Reports on Form 10-Q for each such fiscal year, were as follows:

                         FEES PAID TO DELOITTE & TOUCHE
                      (dollar figures shown in thousands)

                                                                 2002          2003
                                                              FISCAL YEAR   FISCAL YEAR
                                                              -----------   -----------
Audit Fees(1)...............................................    $1,428        $1,828
Audit-Related Fees(2).......................................    $  112        $  236
Tax Fees(3).................................................    $   58        $1,145
                                                                ------        ------
Subtotal....................................................    $1,598        $3,209
All Other Fees(4)...........................................    $  262        $   --
                                                                ------        ------
Deloitte & Touche Total Fees................................    $1,860        $3,209

---------------

(1) Audit Fees. These are fees for professional services performed by Deloitte & Touche for the audit of the Company's annual financial statements and review of financial statements included in the Company's quarterly 10-Q filings, and services that are normally provided by Deloitte & Touche in connection with statutory and regulatory filings or engagements for such fiscal year.

(2) Audit-Related Fees. These are fees for assurance and related services performed by Deloitte & Touche that are reasonably related to the performance of the audit or review of the Company's financial statements. This includes: employee benefit and compensation plan audits; due diligence related to mergers and acquisitions; attestations by Deloitte & Touche that are not required by statute or regulation; and consulting on financial accounting/reporting standards.

(3) Tax Fees. These are fees for professional services performed by Deloitte & Touche with respect to tax compliance, tax advice and tax planning. This includes preparation of original and amended tax returns for the Company and its consolidated subsidiaries; refund claims; payment planning; and tax audit assistance. Tax fees for fiscal 2003 include $478,000 relating to tax services which commenced in fiscal 2002 but were not completed or billed until fiscal 2003.

(4) All Other Fees. These are fees for all other products and services provided or performed by Deloitte & Touche, not falling in one or more of the above categories. For 2002, this amount represents fees incurred in connection with internal audit services provided prior to Deloitte & Touche's engagement as independent auditors on May 16, 2002.

     All of the non-audit services described above were approved in advance by the Audit Committee.

     The Audit Committee Charter requires that the Committee pre-approve all audit and permitted non-audit services (and related fees) to be provided by the Company's independent auditors or its affiliates. In making its decisions the Committee considers whether the retention of the auditors for permitted non-audit services is consistent with maintaining the objectivity and independence of the auditors. Prior to engaging the independent auditors for the next year's engagement, a list of specific permitted services and related fees expected to be rendered during the year is presented to the Committee for approval. Prior to the engagement, the Committee must pre-approve the specific services requested and related fees. Management and the independent auditors update the Committee periodically on actual fees incurred against the fees approved, and approval is required for any fees in excess of the amount originally approved. The Committee must also pre-approve any additional permissible services to be performed by the independent auditors or its affiliates. Pursuant to the Audit Committee's Charter, the Committee may delegate to a subcommittee (which may consist of one or more members) the right to pre-approve such services and fees, provided that decisions of any such subcommittee to grant pre-approvals must be presented to the full Committee at its next scheduled meeting.

                                 PROPOSAL 2 --
          RATIFICATION OF THE APPOINTMENT OF THE INDEPENDENT AUDITORS

     The Audit Committee has appointed Deloitte & Touche as the Company's independent auditors to examine and audit the consolidated financial statements of the Company for the fiscal year ending January 1, 2005. Deloitte & Touche has served as the Company's independent auditors since May 16, 2002. From June 2001 until their appointment as independent auditors, Deloitte & Touche served as the Company's internal auditors.

     If Deloitte & Touche's appointment is not ratified, the Committee will reconsider the appointment.

     The Company expects that representatives of Deloitte & Touche will be present at the Annual Meeting, with the opportunity to make a statement if they desire to do so, and to be available to respond to appropriate questions.

     Change in Independent Public Accountants. On May 16, 2002, upon the recommendation of the Audit Committee, the Board made a determination not to engage Arthur Andersen LLP ("Arthur Andersen") as the Company's independent public accountants, and appointed Deloitte & Touche to serve as the Company's independent public accountants for the fiscal year ending December 28, 2002. In addition, on such date, the Board, upon recommendation of the Audit Committee, appointed PricewaterhouseCoopers LLP to serve as the Company's internal auditors, replacing Deloitte & Touche in that capacity.

     Arthur Andersen's report on the Company's consolidated financial statements for the fiscal year ended December 29, 2001 did not contain an adverse opinion or disclaimer of opinion, and was not qualified or modified as to uncertainty, audit scope or accounting principles. During the fiscal year ended December 29, 2001, and the subsequent interim period through May 16, 2002, there were no disagreements with Arthur Andersen on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure which, if not resolved to Arthur Andersen's satisfaction, would have caused it to make reference to the subject matter of any such disagreement in connection with its report on the Company's consolidated financial statements for such period. Furthermore, during such period, there were no reportable events as defined in
Item 304(a)(1)(v) of Regulation S-K. The Company provided Arthur Andersen with a copy of the foregoing disclosures, and a letter from Arthur Andersen confirming its agreement with these disclosures was filed with the Securities and Exchange Commission on May 16, 2002.

     During the fiscal year ended December 29, 2001 and through May 16, 2002, the Company did not consult with Deloitte & Touche regarding (i) either the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company's financial statements, and neither a written report nor oral advice was provided to the Company that Deloitte & Touche concluded was an important factor considered by the Company in reaching a decision as to the accounting, auditing or financial reporting issue; or (ii) any matter that was either the subject of a disagreement (as such term is defined in Item 304(a)(1)(iv) of Regulation S-K and the related instructions thereto) with Arthur Andersen, or a reportable event (as such term is defined in Item 304 (a)(1)(v) of Regulation S-K).

VOTING ON THE PROPOSAL.

     The affirmative vote of a majority of the shares of Common Stock voting on this proposal is required for ratification of the appointment of Deloitte & Touche as the Company's independent auditors for the 2004 fiscal year.

YOUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE.

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934 requires the Company's Directors, executive officers, certain other officers, and persons owning more than ten percent of a registered class of the Company's equity securities, to file reports of ownership and changes in ownership of such equity securities with the S.E.C. and the New York Stock Exchange. To the Company's knowledge, based solely on the information furnished to the Company and written representations by such persons, all filing requirements under Section 16(a) have been complied with, with the exception of an exercise of options to acquire

1,500 shares of Common Stock by Raul J. Fernandez on November 18, 2003, which was inadvertently reported late.

                                 OTHER MATTERS

     The Board of Directors is aware of no other matters that are to be presented to stockholders for formal action at the Annual Meeting. If, however, any other matters properly come before the Annual Meeting or any adjournments or postponements thereof, it is the intention of the persons named in the enclosed form of proxy to vote such proxies in accordance with their judgment on such matters.

                             ADDITIONAL INFORMATION

OBTAINING COPIES OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K

     The Company has filed with the S.E.C. an Annual Report on Form 10-K for the fiscal year ended January 3, 2004. Stockholders may obtain, without charge, a copy of the Form 10-K (without exhibits) by writing to the Investor Relations Department at Liz Claiborne, Inc., One Claiborne Avenue, North Bergen, New Jersey 07047. The exhibits to the Form 10-K are available upon payment of charges which approximate the Company's cost of reproduction. A copy of the form 10-K (including exhibits) is also available on the Company's website at www.lizclaiborneinc.com.

SUBMISSION OF STOCKHOLDER PROPOSALS

     Stockholder proposals intended to be presented at the 2005 annual meeting of stockholders must be received by the Company, addressed to the attention of the Company's Corporate Secretary at its principal executive offices at 1441 Broadway, New York, New York 10018, no later than December 2, 2004 in order to be included in the Company's proxy statement relating to that meeting. Moreover, pursuant to S.E.C. rules, if a stockholder notifies the Company after February 17, 2005 of an intent to present a proposal at the Company's 2005 annual meeting of stockholders, the proxies named on the proxy card for such meeting will have the right to exercise their discretionary voting authority with respect to such proposal, if presented at such meeting, without including information regarding such proposal in the Company's proxy materials.

COMPANY CODE OF ETHICS AND BUSINESS PRACTICES

     The Company has established a Code of Ethics and Business Practices which applies to all of its associates, including the Chief Executive Officer, the Chief Financial Officer and the Chief Accounting Officer, as well as to the Board of Directors. A copy of the Code is available on the Company's website at www.lizclaiborneinc.com. The Company will disclose on the Company's website any waiver of, or amendment to, the Code. The Company has established a Compliance Committee, consisting of Roberta S. Karp, Senior Vice President, Corporate Affairs and General Counsel, Lawrence D. McClure, Senior Vice President Human Resources, and Michael Scarpa, Senior Vice President, Chief Financial Officer, with responsibility for administering the Code.

                                        By Order of the Board of Directors

                                        /s/ NICHOLAS RUBINO

                                       NICHOLAS RUBINO
                                        Vice President - Deputy General
                                        Counsel and Secretary

New York, New York
April 2, 2004

                                   EXHIBIT A

                              LIZ CLAIBORNE, INC.
                            AUDIT COMMITTEE CHARTER
                       (AS AMENDED AS OF MARCH 18, 2004)

     This Audit Committee Charter ("Charter") was originally adopted by the Board of Directors (the "Board") of Liz Claiborne, Inc. (the "Company") at its May 20, 2000 meeting. The Audit Committee of the Board (the "Committee") shall review and reassess the adequacy of this Charter annually and recommend any proposed changes to the Board for approval.

ROLE AND INDEPENDENCE; ORGANIZATION

     The Committee is appointed by the Board to assist the Board in fulfilling its responsibility for oversight of (i) the quality and integrity of the accounting, auditing and financial reporting practices and the financial statements of the Company; (ii) the independence, qualifications and performance of the Company's independent auditors; (iii) the Company's compliance with legal and regulatory requirements; and (iv) the performance of the Company's internal audit function and any internal audit firm. It may also have such other duties as may from time to time be assigned to it by the Board.

     The membership of the Committee shall consist of at least three directors, each of whom shall (i) have no material relationship with the Company (either directly or as a partner, shareholder or officer of an organization that has a relationship with the Company) as affirmatively determined by the Board and (ii) satisfy the independence and financial literacy requirements of Section 10A of the Securities Exchange Act of 1934 (the "1934 Act") and the rules of the New York Stock Exchange (the "NYSE") for serving on audit committees, and at least one who shall qualify as an audit committee financial expert under Section 10A of the 1934 Act. The members of the Committee shall be appointed by the Board on the recommendation of the Nominating and Governance Committee. Committee members may be replaced by the Board. The Committee may, as appropriate, form, and delegate authority to, subcommittees (which may consist of one or more members of the Committee), including the authority to grant pre-approvals of audit and permitted non-audit services, provided that decisions of such subcommittee to grant pre-approvals shall be presented to the full Audit Committee at its next scheduled meeting.

     One member of the Committee shall, on the recommendation of the Nominating and Governance Committee, be appointed by the Board as Chair. The Chair shall be responsible for leadership of the Committee, including scheduling and presiding over meetings, preparing agendas, and making regular reports to the Board. The Chair will also maintain regular liaison with the CEO, the CFO, the lead audit partner of the independent auditors and the internal audit function. The Committee shall meet at least four times each year.

     The Committee shall maintain free and open communication (including periodic private executive sessions) with the independent auditors, the internal auditors, and Company management. In discharging its role, the Committee shall have full access to all Company books, records, facilities, personnel and outside professionals. The Committee may retain special legal, accounting or other consultants as advisors as it deems necessary for the fulfillment of its responsibilities, and shall have sole authority to approve the fees and other retention terms of such consultants and advisors.

     The Committee shall be provided with appropriate funding, as determined by the Committee, for payment of (i) compensation to any firm of independent auditors engaged for the purpose of preparing or issuing an audit report or performing other audit, review or attest services for the Company; (ii) compensation to any advisors employed by the Committee; and (iii) ordinary administrative expenses of the Committee that are necessary or appropriate in carrying out its duties.

     The performance of the Committee shall be evaluated annually.

RESPONSIBILITIES

     The Committee's job is one of oversight. Management is primarily responsible for the Company's financial reporting process, including maintaining the system of internal controls, and the preparation of the Company's consolidated financial statements in accordance with generally accepted accounting principles, as well as the objectivity and integrity of such statements. The independent auditors are responsible for auditing those financial statements, expressing an opinion based on their audit as to whether, in all material respects, the statements are presented in conformity with generally accepted accounting principles, testing the effectiveness of the Company's internal controls and discussing with the Committee any issues the auditors believe should be raised with the Committee. The Committee and the Board recognize that management and the independent auditors have more resources and time and more detailed knowledge and information regarding the Company's accounting, financial and auditing practices than do Committee members.

     Although the Board and the Committee may wish to consider other duties from time to time, general recurring activities of the Committee in carrying out its oversight role are described below. The independent auditors shall report directly to the Committee. The Committee shall be directly responsible for the appointment, compensation, retention, termination and oversight of the work of the independent auditors and any other accounting firm engaged for the purpose of preparing an audit report or performing other audit, review or attest services for the Company (including resolution of disagreements between management and the independent auditors regarding financial reporting) for the purpose of preparing its audit report or related work. The Committee shall also be responsible for:

  Independent Auditors

     -- Reviewing, and approving in advance, the retention of the independent auditors or any of its affiliates, including the terms of such retention and related fees, for any audit services.

     -- Reviewing, and approving in advance, the retention of the independent auditors or any of its affiliates, including the terms of such retention and related fees, for any non-audit services that are not prohibited under Section 10A of the 1934 Act or the rules of the NYSE and that are not subject to the de minimis exception under Section 10A of the 1934 Act and determining in advance that any such retention of the auditors for non-audit services is consistent with maintaining the objectivity and independence of the independent auditors, or establishing pre-approval policies and procedures for such services.

     -- Obtaining annually from the independent auditors and reviewing a formal written statement describing all relationships between the auditors and the Company, consistent with Independence Standards Board Standard No.
        1. The Committee shall actively engage in a dialogue with the independent auditors with respect to any disclosed relationships that may impact the objectivity and independence of the auditors and shall recommend that the Board take appropriate actions to satisfy itself as to the auditors' independence.

     -- Reviewing the annual audited financial statements of the Company, including disclosure under "Management's Discussion and Analysis of Financial Condition and Results of Operations," and discussing them with management and the independent auditors. These discussions shall include the matters required to be discussed under Statement of Auditing Standards No. 61, as modified or supplemented, and consideration of the quality of the Company's accounting principles as applied in its financial reporting. Such discussions may include a review of particularly sensitive accounting estimates, reserves and accruals, review of judgmental areas, review of audit adjustments, review of risk exposures that may have a material impact on the Company's financial statements and the steps management has taken to monitor and control such exposures, and such other inquiries as the Committee or the independent auditors shall deem appropriate. Based on its review and discussions with the independent auditors, including regarding auditor independence, the Committee shall make its recommendation to the Board as to the inclusion of the Company's audited financial statements in the Company's Annual Report on Form 10-K.

     -- Reviewing with management and the independent auditors the Company's quarterly financial statements, including "Management's Discussion and Analysis of Financial Condition and Results of Operations," and the independent auditors' review of such statements, prior to the Company's filing of each quarterly report on Form 10-Q.

     -- Overseeing the relationship with the independent auditors, including (i) discussing with the auditors the planning and staffing of the audit and the nature and rigor of the audit process; (ii) receiving and reviewing audit reports; (iii) reviewing separately with the auditors and management (a) any problems or difficulties encountered during the course of the audit, including any restrictions on the scope of the work or access to requested information, (b) any accounting adjustments that were noted or proposed by the independent auditor but were "passed" (as immaterial or otherwise), (c) any management or internal control letters issued or proposed to be issued or other material written communications provided by the independent auditors, (d) any communications between the independent auditors' audit team and the independent auditors' national office regarding auditing or accounting issues presented by the engagement, and (e) any significant disagreement between management and the independent auditors, and the Company's response to each; and (iv) providing the independent auditors full access to the Committee to report on all appropriate matters.

     -- Reviewing at least annually (i) the experience and qualifications of the senior members of the independent auditor team; (ii) the independent auditor's quality control procedures, including review of an annual report from the independent auditors describing the independent auditors' internal quality control procedures, and any material issues raised by the most recent internal quality control review or peer review of the independent auditors, or by any inquiry or investigation by governmental or professional authorities within the preceding five years respecting one or more independent audits carried out by the independent auditors, and any steps taken to deal with any such issues; and (iii) the independent auditors' partner statement on professional responsibility. The Committee shall present its conclusions with respect to the independent auditors to the full Board. The experience and qualifications of any new senior member of the independent audit team shall be reviewed in advance by the Committee.

     -- Ensuring the rotation of the audit partner as required by applicable law or regulation and considering whether, in order to assure continuing auditor independence, it is appropriate to adopt a policy of rotating the independent audit firm on a regular basis.

     -- Establishing a policy addressing the Company's hiring of any employee or former employee of the independent auditors who was previously engaged to work on the Company's account, and overseeing any policy adopted in this regard.

     -- Reviewing, and approving annually, the document retention policy of the independent auditors with regard to their work for the Company, with any changes to such policy to be approved by the Committee in advance.

  Internal Audit and Controls

     -- Reviewing the annual audit plans of the internal auditors to ensure that there is an appropriate control process in place for reviewing and approving the Company's internal transactions and accounting.

     -- Discussing with management, the internal auditors and the independent auditors the quality and adequacy of the Company's internal controls, including a review of (i) the internal control report prepared by management, including management's assessment of the effectiveness and adequacy of the Company's internal control structure and procedures for financial reporting and any special steps adopted in light of material control deficiencies; (ii) the independent auditors' attestation and report on the assessment made by management; and (iii) any special audit steps adopted in light of any control deficiencies.

     -- Discussing with management, the internal auditors and the independent auditors the quality and adequacy of the Company's internal audit function's organization, responsibilities, plans, results, budget and staffing, and providing oversight to internal audit activities, including a review of significant reports prepared by the internal auditors, and management's response to each.

     -- Reviewing with management, the internal auditors and the independent auditors the Company's major risk exposures and the steps management has taken to monitor, control and manage such exposures, including the Company's risk assessment and risk management guidelines and policies.

     -- Reviewing, and approving in advance, the retention of any firm to provide internal audit services, including the terms of such retention, and evaluating on an annual basis the performance of the Company's internal auditors.

  Financial Reporting Processes

     -- Discussing with management (including the Company's general counsel), the internal auditors, and the independent auditors any legal, regulatory or compliance matters (including the status of pending litigation, the Company's compliance programs and the Company's Code of Business Conduct and Ethics).

     -- Reviewing periodically, with management, the independent auditors and the internal auditors, the Company's auditing and accounting principles and practices and financial statement presentation, including any proposed changes or issues with respect to such policies, practices and presentation. Such review shall include a review of any significant financial reporting issues and the selection, application and disclosure of the Company's accounting policies used in connection with the preparation of the Company's financial statements, including those policies for which management is required to exercise discretion or judgment regarding the implementation thereof, and discussing alternatives to, the ramifications of, and the rationale for, the decisions made with respect to such policies (including the treatment preferred by the independent auditors).

     -- Establishing procedures for the receipt, retention and treatment of any complaint or other communication received by the Company regarding accounting, internal control or auditing matters, and the confidential, anonymous submission by employees of concerns regarding accounting or auditing matters.

     -- Reviewing with management and the independent auditors the type and presentation of information to be disclosed in the Company's earnings press releases, including the use of "pro forma" or "adjusted" non-GAAP information, and any financial information and earnings guidance provided to analysts and rating agencies.

     -- Reviewing with management and the independent auditors all off-balance sheet transactions, arrangements, obligations (including contingent obligations) and other relationships of the Company with unconsolidated entities or other persons, that may have a material current or future effect on the Company's financial condition, results of operations, liquidity, capital resources, or capital reserves or significant components of the Company's revenues or expenses.

     -- Reviewing the effects of regulatory and accounting initiatives on the financial statements of the Company.

  General

     -- Preparing annually a report to be included in the Company's proxy statement as required by the rules of the Securities and Exchange Commission.

     -- Reporting regularly to the Board.

                              LIZ CLAIBORNE, INC.

                         ANNUAL MEETING OF STOCKHOLDERS
                                  MAY 20, 2004
                                   10:00 A.M.
                         OFFICES OF LIZ CLAIBORNE, INC.
                              ONE CLAIBORNE AVENUE
                            NORTH BERGEN, NEW JERSEY
                                 (201) 295-6000

                      FOR DIRECTIONS, CALL (201) 295-6222

                           WE INVITE YOU TO JOIN US.



                             YOUR VOTE IS IMPORTANT
                             ----------------------

               PLEASE COMPLETE, SIGN AND DATE YOUR PROXY CARD AND
                  PROMPTLY RETURN IT IN THE ENCLOSED ENVELOPE.

                              LIZ CLAIBORNE, INC.
       PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 20, 2004

     The undersigned hereby appoints PAUL R. CHARRON, ROBERTA S. KARP AND MICHAEL SCARPA, and each of them, as proxies with full power of substitution, to vote all shares of Common Stock the undersigned is entitled to vote at the Annual Meeting of Stockholders of LIZ CLAIBORNE, INC., to be held at the offices of Liz Claiborne, Inc. at One Claiborne Avenue, North Bergen, New Jersey, on Thursday, May 20, 2004, at 10:00 a.m., prevailing local time, and at any adjournments or postponements thereof, as set forth on the reverse side hereof.

      THIS PROXY IS BEING SOLICITED BY THE BOARD OF DIRECTORS OF LIZ CLAIBORNE, INC. AND WHEN PROPERLY EXECUTED AND RETURNED WILL BE VOTED WITH RESPECT TO THE ELECTION OF DIRECTORS, THE RATIFICATION OF THE APPOINTMENT OF THE COMPANY'S INDEPENDENT AUDITORS AND, IN ACCORDANCE WITH THE DISCRETION OF THE PROXIES, UPON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING AND ANY ADJOURNMENTS OR POSTPONEMENTS THEREOF. TO FOLLOW THE BOARD OF DIRECTORS' RECOMMENDATIONS, SIMPLY SIGN ON THE REVERSE SIDE; NO BOX NEED BE CHECKED.

                            YOUR VOTE IS IMPORTANT.
 PLEASE SIGN, DATE AND RETURN THIS PROXY CARD WHETHER OR NOT YOU PLAN TO ATTEND
                                  THE MEETING.

(Please sign and date on the reverse side)

                              LIZ CLAIBORNE, INC.
                              C/O P.O. BOX 11156
                              NEW YORK, N.Y. 10203-0156

                           [LIZ CLAIBORNE, INC. LOGO]
                            [LIZ CLAIBORNE INC LOGO]


DETACH PROXY CARD HERE

MARK, SIGN, DATE AND RETURN
THE PROXY CARD PROMPTLY                      [X]
USING THE ENCLOSED ENVELOPE.       VOTES MUST BE INDICATED
                                   [X] IN BLACK OR BLUE INK.

This proxy when properly executed will be voted in the manner directed herein by the undersigned stockholder. If no direction is made, this proxy will be voted FOR the election of the nominees named herein and FOR Proposal 2.

The Board of Directors recommends a vote FOR all nominees and FOR Proposal 2.

1. Election of Directors

FOR       WITHHOLD
ALL [ ]   FOR ALL [ ]    EXCEPTIONS [ ]

Nominees: Raul J. Fernandez (Term Expiring in 2007)
          Mary Kay Haben (Term Expiring in 2007)
          Kenneth P. Kopelman (Term Expiring in 2007)
          Arthur C. Martinez (Term Expiring in 2007)

(Instructions: to withhold authority to vote for any individual nominee, mark the "Exceptions*" box and write that nominee's name on the following blank line.)

Exceptions*
           --------------
                                                          FOR   AGAINST  ABSTAIN

2. Ratification of the appointment of Deloitte              [ ]     [ ]    [ ]
   & Touche LLP as independent auditors for fiscal 2004.

3. In accordance with the named proxies' discretion upon such other matters as may properly come before the meeting and any adjournments or postponements thereof.

   To change your address, please mark this box.            [ ]

   To include any comments, please mark this box.           [ ]

Please sign exactly as your name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. The undersigned acknowledges receipt of the accompanying Notice of Annual Meeting of Stockholders and Proxy Statement for the 2004 Annual Meeting of Stockholders.

Date      Share Owner sign here         Co-Owner sign here
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